EXHIBIT 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and between
VIEWPOINT FINANCIAL GROUP, INC.
and
LEGACYTEXAS GROUP, INC.
Dated as of November 25, 2013

i

EXHIBITS
Exhibit A    Form of Bank Merger Agreement
Exhibit B     Form of Director Support Agreement

v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of November 25, 2013 (this “Agreement”), is entered into between VIEWPOINT FINANCIAL GROUP, INC., a Maryland corporation (“ViewPoint”), and LEGACYTEXAS GROUP, INC., a Texas corporation (“Legacy”). ViewPoint and Legacy are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”
WHEREAS, the board of directors of ViewPoint (the “ViewPoint Board”) has determined that it is in the long-term best interests of ViewPoint and its shareholders to effect a business combination with Legacy by means of a part cash, part stock merger of Legacy with and into ViewPoint (the “Merger”), with ViewPoint as the surviving corporation in the Merger (the “Surviving Corporation”);
WHEREAS, the ViewPoint Board has duly adopted resolutions approving this Agreement and deeming it to be advisable and in the best interests of ViewPoint and its shareholders;
WHEREAS, the board of directors Legacy (the “Legacy Board”) has determined that the Merger is in the long-term best interests of Legacy and its shareholders;
WHEREAS, the Legacy Board has duly adopted resolutions approving and declaring advisable this Agreement and recommending to the shareholders of Legacy that they adopt this Agreement;
WHEREAS, ViewPoint and Legacy desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger, all as expressly hereafter set forth herein;
WHEREAS, for federal and, if applicable, state and local income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend, by executing this Agreement, that this Agreement shall be treated as a plan of reorganization within the meaning of Treasury Regulation Section 1.368‑2(g) for federal and applicable state income tax purposes;
WHEREAS, each of the boards of directors of ViewPoint’s direct wholly owned subsidiary, ViewPoint Bank, National Association, a national banking association (“ViewPoint Bank”), and Legacy’s direct wholly owned subsidiary, LegacyTexas Bank, a Texas banking association (“LegacyTexas Bank”), has approved the Agreement of Bank Merger, by and between ViewPoint Bank and LegacyTexas Bank in substantially the form attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), providing for the merger of ViewPoint Bank with and into LegacyTexas Bank (the “Bank Merger”), with LegacyTexas Bank surviving the merger (the “Surviving Bank”) and has recommended to their respective sole shareholders (Legacy and ViewPoint, respectively) that such shareholder approve the Bank Merger Agreement, such Bank Merger to be consummated immediately following or as soon as reasonably practicable after the Effective Time (as defined below).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE MERGERS
Section 1.1.    Merger. Upon the terms and subject to the conditions as set forth in this Agreement, and in accordance with the relevant provisions of the Maryland General Corporation Law, as amended (the “MGCL”), and the relevant provisions of Texas Business Organization Code, as amended (the “TBOC”), Legacy shall be merged with and into ViewPoint at the Effective Time, the separate corporate existence of Legacy shall cease, and ViewPoint shall continue its corporate existence under the laws of the State of Maryland as the surviving corporation in the Merger (the “Surviving Corporation”).
Section 1.2.    Effective Time of the Merger. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Required Legacy Vote (as defined herein) and the Requisite Regulatory Approvals (as defined herein), the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificates (or articles) of merger to be filed concurrently with the applicable Department or Secretary of State of Maryland and Texas (the “Effective Time”).
Section 1.3.    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”), at which the Parties shall exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Article VII of this Agreement have been satisfied or, to the extent permitted by Applicable Legal Requirements, waived or whether any condition, event or state of facts exists that would permit a Party to terminate this Agreement in accordance with Article VIII, shall take place on a date mutually agreeable to ViewPoint and Legacy, which shall be the last Business Day of the month in which the latter of the following occurs: (i) the receipt of all necessary regulatory approvals (including the expiration or termination of any mandatory waiting periods) or (ii) the receipt of the Required Legacy Vote, unless extended by mutual agreement of the Parties (“Closing Date”); provided, however, that if the last necessary approval is received and the last waiting period has expired or has been terminated less than three (3) days prior to the last Business Day of the month, then the Closing Date shall be the last Business Day of the month next succeeding the month in which the latter of the events set forth in clauses (i) or (ii) above occurs. If no such condition, event or state of facts then exists enabling a Party, or if no Party elects to exercise any right it may have, to terminate this Agreement, then and thereupon the Parties shall execute such documents and instruments as may be necessary or appropriate to consummate the transactions contemplated by this Agreement. The Closing shall be held at the offices of Hunton & Williams LLP, located at 1445 Ross Avenue, Dallas, Texas, at 10:00 a.m., local time, on the Closing Date, unless another place or time is agreed to in writing by the Parties.
Section 1.4.    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MGCL and the TBOC. All rights, franchises and interests of the Legacy and ViewPoint, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon.
Section 1.5.    Incorporation Documents and Bylaws of Surviving Corporation. The articles of incorporation of ViewPoint in effect immediately prior to the Effective Time shall, at the Effective

Time, be amended to change the name of the Surviving Corporation to “LegacyTexas Financial Group, Inc.” (the “Surviving Corporation Charter”), and as so amended shall be the articles of incorporation of the Surviving Corporation until further amended as provided in the Surviving Corporation Charter or by the MGCL. ViewPoint shall take all requisite action to amend the bylaws of ViewPoint, at or promptly following the Effective Time, to change the name of the Surviving Corporation to “LegacyTexas Financial Group, Inc.” (the “Surviving Corporation Bylaws”), until further amended as provided in the Surviving Corporation Bylaws or by the MGCL.
Section 1.6.    Directors. The directors of ViewPoint immediately prior to the Effective Time, together with George Fisk and Greg Wilkinson, if they are eligible to serve, shall be the directors of the Surviving Corporation from and after the Effective Time (the “Surviving Corporation Board,” or the “Surviving Corporation Directors”) until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter, the Surviving Corporation Bylaws and the MGCL. ViewPoint shall take all requisite lawful action prior to the Effective Time to cause George Fisk and Greg Wilkinson to become directors of the Surviving Corporation at the Effective Time, if they are eligible to serve at the Effective Time. If either or both of George Fisk and Greg Wilkinson shall not be eligible to serve as a director of the Surviving Corporation as of the Effective Time, Legacy shall have the right to substitute for each such ineligible person another designee, subject to the approval of the Board of Directors of ViewPoint, which such approval shall not be unreasonably withheld. The Surviving Corporation Board shall nominate and hold a vote of the Surviving Corporation Directors to appoint the Vice Chairman of the Board of Directors of Legacy as the Vice Chairman of the Board of Directors of the Surviving Corporation either immediately following the 2014 annual meeting of shareholders of the Surviving Corporation if such meeting is later in time than the Effective Date, or immediately after the Effective Time if such date is later in time than the Surviving Corporation’s 2014 annual meeting.
Section 1.7.    Bank Merger. Concurrently with or as soon as reasonably practicable after the date hereof, the Parties shall cause LegacyTexas Bank and ViewPoint Bank to enter into the Bank Merger Agreement, providing for the Bank Merger in accordance with Applicable Legal Requirements and the terms of the Bank Merger Agreement immediately following or as soon as reasonably practicable after the Effective Time.
Section 1.8.    Tax Treatment of Merger and Agreement. The Parties to this Agreement intend for the Merger to be a reorganization within the meaning of Section 368(a) of the Code and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368‑2(g) and 1.368‑3(a).
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
Section 2.1.    Effect on Capital Stock. At the Effective Time by virtue of the Merger and without any further action on the part of ViewPoint, Legacy or any holder of the following securities:
(a)    ViewPoint Common Stock. Each share of common stock, par value $0.01 per share, of ViewPoint (“ViewPoint Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)    Subject to the other provisions of this Article II, each share of common stock, par value $1.00 per share, of Legacy (“Legacy Common Stock”) (other than each Dissenting Share, as defined below in Section 2.8) that is issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 2.2 hereof, either:
(i)    $126.124 in cash, without interest, (individually, the “Per Share Cash Amount” and collectively, the “Cash Consideration”); or
(ii)    6.006 shares (the “Exchange Ratio”) of ViewPoint Common Stock (collectively, the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).
(c)    Notwithstanding any other provision of this Agreement, no fractional shares of ViewPoint Common Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Legacy Common Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Legacy Common Stock held by such holder) shall be paid an amount in cash (without interest) equal to the product of such fractional share interest and the Per Share Cash Amount. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
(d)    If, between the date hereof and the Effective Time, the outstanding shares of ViewPoint Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that the shareholders of Legacy Common Stock shall be entitled to receive the Stock Consideration in such proportion as they would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time.
(e)    As of the Effective Time, all shares of Legacy Common Stock converted into the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired, and all rights with respect thereto shall cease to exist, and each holder of Legacy Common Stock shall cease to have any rights thereto, except the right to receive, upon surrender of the Certificate(s) (as defined herein) in accordance with Section 2.2 hereof, his or her pro rata share of the Merger Consideration pursuant to this Section 2.1.
(f)    At the Effective Time, the stock transfer books of Legacy shall be closed, and no transfer of Legacy Common Stock theretofore outstanding shall thereafter be made.
(g)    Any shares of Legacy Common Stock that are owned by Legacy (including treasury shares) or ViewPoint (other than shares held in a fiduciary capacity or shares held in satisfaction of a debt previously contracted) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.
(h)    Notwithstanding anything to the contrary herein, Legacy may distribute, from time to time or in a lump sum, to the Legacy shareholders, at or prior to the Closing Date, (i) a cash distribution of $3.00 per share (the “Special Distribution”) and (ii) any distributions provided for by Section 5.1(b)(y) with respect to the period between the last distribution under Section 5.1(b)(y) and the Effective Date (“Stub Period Tax Distribution”), which Special Distribution shall be in addition to distributions provided for in Section 5.1(b)(ii); provided that if for any reason Legacy cannot make the Special Distribution or the Stub Period Tax Distribution, then the Per Share Cash Amount and the Exchange Ratio shall be adjusted appropriately for any shortfall in the Special Distribution and/or the Stub Period Tax Distribution.
Section 2.2.    Election Procedures. Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Legacy Common Stock (“Certificates”) shall pass, only upon proper delivery of such Certificates to an exchange agent designated by ViewPoint (the “Exchange Agent”)) and acceptable to Legacy in its reasonable discretion, in such form as ViewPoint and Legacy shall mutually agree (“Election Forms”) shall be mailed at least twenty (20) days prior to the anticipated Effective Date (the “Mailing Date”) to each holder of record of Legacy Common Stock as of five (5) Business Days prior to the Mailing Date (“Election Form Record Date”).
(a)    Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), subject to the allocation procedures of this Section 2.2, either (i) to elect to receive only ViewPoint Common Stock with respect to such holder’s Legacy Common Stock (“Stock Election Shares”); (ii) to elect to receive only cash with respect to such holder’s Legacy Common Stock (“Cash Election Shares”); (iii) to elect to receive a combination of ViewPoint Common Stock and cash with respect to such holder’s Legacy Common Stock rounded, in each case, to the nearest whole share (“Mixed Election Shares”); or (iv) to indicate that such holder makes no election (“No Election Shares”). Subject to the allocation procedures of this Section 2.2(a), the Mixed Election Shares shall be divided by the Exchange Agent into such portion (to be as closely as possible to 58.875% in the aggregate) (the “Stock Conversion Number”) with respect to which the holder shall receive ViewPoint Common Stock (the “Mixed Stock Shares”) and such portion (to be approximately 41.125% in the aggregate) with respect to which the holder shall receive cash (the “Mixed Cash Shares”) for the purposes of allocating the Merger Consideration as specified below, it being the intention that, to the fullest extent possible, subject to all applicable constraints, all Mixed Election Shares shall receive the consideration without regard to the pro rata selection process set forth below. Any Legacy Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m., Central time, on the fifteenth day following the Mailing Date (or such other time and date as ViewPoint and Legacy may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.”
(b)    ViewPoint shall make available up to two separate Election Forms, or such additional Election Forms as ViewPoint in its sole discretion may permit, to all persons who become holders (or beneficial owners) of Legacy Common Stock between the Election Form Record Date and close of business on the Business Day prior to the Election Deadline, and Legacy shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. Legacy acknowledges that no deadlines for mailing Election Forms contained elsewhere in this Agreement shall be applicable to such shareholders and that the election requests of such shareholders need not be honored.
(c)    Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election

Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Legacy Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. Following the Election Deadline, an Election Form may not be revoked or changed by the person submitting such Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of Legacy Common Stock represented by such Election Form shall become No Election Shares and ViewPoint shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have the sole discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither ViewPoint nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
(d)    Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, ViewPoint shall cause the Exchange Agent to effect the allocation among the holders of Legacy Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger in accordance with the Election Forms, subject to Section 2.2(e).
(e)    Notwithstanding any other provision contained in this Agreement, the total number of shares of Legacy Common Stock to be converted into the right to receive the Stock Consideration pursuant to Section 2.1 shall not be less than that number equal to approximately 58.875% of the total number of shares of Legacy Common Stock issued and outstanding as of the Effective Time.
(i)    Stock Consideration Proration. If the aggregate number of shares of Legacy Common Stock with respect to which Stock Elections and Mixed Stock Shares shall have been validly made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares, Mixed Cash Shares and all No Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares and Mixed Stock Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election and Mixed Stock Shares equal to the product obtained by multiplying (x) the number of Stock Election and Mixed Stock Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election and Mixed Stock Shares being converted into the right to receive the Cash Consideration.
(ii)    Cash Consideration Proration. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock and Mixed Stock Shares shall be converted into the right to receive the Stock Consideration, and the No Election Shares, Mixed Cash and Cash Election Shares shall be treated in the following manner:

(a)    If the Shortfall Number is less than or equal to the number of No Election Shares, then all Cash Election and Mixed Cash Shares shall be converted into the right to receive the Cash Consideration, and the No Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (A) the number of No Election Shares held by such holder by (B) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of No Election Shares, with the remaining number of such holder’s No Election Shares being converted into the right to receive the Cash Consideration; or
(b)    If the Shortfall Number exceeds the number of No Election Shares, then all No Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election and Mixed Cash Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the Shortfall Number exceeds (y) the total number of No Election Shares and the denominator of which is the total number of Cash Election and Mixed Cash Shares, with the remaining number of such holder’s Cash Election and Mixed Cash Shares being converted into the right to receive the Cash Consideration.
The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by ViewPoint and Legacy.
Section 2.3.    Exchange Procedures; Surrender of Certificates.
(a)    Each previous holder of a Certificate that has surrendered such Certificate together with duly executed transmittal materials included in the Election Form to ViewPoint or, at the election of ViewPoint, the Exchange Agent, pursuant to Section 2.2 shall, upon acceptance thereof by ViewPoint or the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of ViewPoint Common Stock and/or cash into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofore declared and not yet paid with respect to such shares of ViewPoint Common Stock, without interest, as provided in Section 2.4.
(b)    ViewPoint or, at the election of ViewPoint, the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as ViewPoint or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as ViewPoint or the Exchange Agent may reasonably require.
(c)    Each outstanding Certificate shall, until duly surrendered to ViewPoint or the Exchange Agent, be deemed to evidence ownership of the consideration into which the Legacy Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

(d)    After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of Legacy of Certificates, and if such Certificates are presented to Legacy for transfer, they shall be cancelled against delivery of the consideration provided therefor in this Agreement. ViewPoint shall not be obligated to deliver the consideration to which any former holder of Legacy Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein.
(e)    ViewPoint and the Exchange Agent shall be entitled to rely upon the stock transfer books of Legacy to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, ViewPoint and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
(f)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the consideration provided for in this Agreement.
(g)    If any certificate representing shares of ViewPoint Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of ViewPoint Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
Section 2.4.    Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or paid with respect to ViewPoint Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of ViewPoint Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of any unsurrendered Certificate, until the holder of such Certificate shall have complied with the exchange procedures set forth herein. Subject to the effect of Applicable Legal Requirements, following the surrender of any such Certificate, there shall be paid to the holder of whole shares of ViewPoint Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of ViewPoint Common Stock to which such holder is entitled pursuant to this Agreement, if applicable, and the amount of dividends or other distributions with a record date after the Closing Date theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of ViewPoint Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of ViewPoint Common Stock.
Section 2.5.    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of Legacy for one (1) year after the Closing Date shall be delivered to ViewPoint, upon demand, and any holders of Legacy Common Stock who have not theretofore complied with this Article II shall thereafter look only to ViewPoint for payment of their claim for the Stock Consideration, the Cash Consideration, any cash in lieu of fractional shares of ViewPoint Common Stock and any dividends or distributions with respect to ViewPoint Common Stock.
Section 2.6.    No Liability. To the fullest extent permitted by Applicable Legal Requirements, neither of ViewPoint nor Legacy shall be liable to any former holder of shares of Legacy Common Stock for any portion of the Merger Consideration, or any dividends or distributions with respect to the Stock Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Section 2.7.    Withholding. Each of the Exchange Agent and ViewPoint shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Legacy Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Legacy Common Stock in respect of which such deduction and withholding was made.
Section 2.8.    Dissenting Shares. Each share of Legacy Common Stock issued and outstanding immediately before the Effective Time, the holder of which has voted against the approval of this Agreement and the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Share shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into No Election Shares and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LEGACY
Except as set forth in the Disclosure Schedule delivered by Legacy to ViewPoint prior to the execution hereof (the “Legacy Disclosure Schedule”), Legacy hereby make the representations and warranties set forth in this Article III to ViewPoint as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of Legacy contained herein, disclosure in any section of the Legacy Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Legacy calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Legacy Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Legacy Disclosure Schedule or other document delivered by Legacy pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Legacy agrees to provide at the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to ViewPoint. Delivery of such Supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.
Section 3.1.    Organization, Standing and Power. Legacy is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Each of Legacy and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy. The copies of the Legacy Charter and the bylaws of Legacy and the certificate of formation and bylaws of LegacyTexas Bank, which have been previously furnished to ViewPoint, are true, correct and complete copies of such documents as in effect on the date of this Agreement.
Section 3.2.    Capital Structure.
(a)    The authorized capital stock of Legacy consists of 5,000,000 shares of Legacy Common Stock and 5,000,000 shares of preferred stock, par value $2.00 per share (the “Legacy Preferred Stock”). As of the date of this Agreement, (i) there are 2,220,032 shares of Legacy Common Stock, including 1,500 Legacy Restricted Shares, issued and outstanding, and no shares of Legacy Common Stock were held by Legacy or any of its Subsidiaries (exclusive of any shares acquired in respect of debts previously contracted (any such shares being referred to herein as “DPC shares”) or in a fiduciary capacity) and (ii) no shares of Legacy Preferred Stock were issued and outstanding. All outstanding shares of Legacy Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of such shares was not subject to any preemptive or similar rights.
(b)    Set forth in Legacy Disclosure Schedule 3.2(b) is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Legacy or any of its Subsidiaries has issued. Except as set forth in Legacy Disclosure Schedule 3.2(b), no Voting Debt of Legacy or any Legacy Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Legacy or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. Except as set forth in Legacy Disclosure Schedule 3.2(b), no Legacy Subsidiary has issued securities held by any entity other than Legacy or a Legacy Subsidiary.

(c)    Except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Legacy or any Subsidiary of Legacy is a party or by which it or any such Subsidiary is bound obligating Legacy or any Subsidiary of Legacy to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Legacy or of any Subsidiary of Legacy or obligating Legacy or any Subsidiary of Legacy to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Legacy or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Legacy or any of its Subsidiaries or (ii) pursuant to which Legacy or any of its Subsidiaries is or could be required to register shares of Legacy Common Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof to the extent permitted by Section 5.1.
(d)    Except as set forth on Legacy Disclosure Schedule 3.2(d), since December 31, 2012, Legacy has not (i) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Legacy or any of its Subsidiaries, other than pursuant to and as required by the terms of the Legacy Stock Plan and any employee stock options and other awards issued under the Legacy Stock Plan prior to the date hereof; (ii) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Legacy Subsidiaries, any shares of capital stock of Legacy or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (iii) declared, set aside, made or paid to the shareholders of Legacy dividends or other distributions on the outstanding shares of capital stock of Legacy.
(e)    Neither Legacy nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of ViewPoint or any of its Subsidiaries.
Section 3.3.    Organization and Qualification of the Legacy Trusts. With respect to the Legacy Trusts:
(a)    Each Legacy Trust has issued and sold preferred securities and common securities under an Amended and Restated Declaration of Trust (each a “Legacy Trust Agreement”), and Legacy has issued to each Legacy Trust, Floating Rate Junior Subordinated Notes (“Notes”), under an Indenture (each Legacy Trust’s Indenture and Legacy Trust Agreement are collectively referred to as the “Legacy Operative Documents”). Legacy Disclosure Schedule 3.3(a) sets forth, with respect to each Legacy Trust, the (i) date of its Legacy Trust Agreement and Indenture, (ii) aggregate liquidation value of its preferred securities, (ii) aggregate liquidation value of its common securities, (iii) aggregate amount of Notes that have been issued to that Legacy Trust by Legacy, (iv) the rate paid on its preferred securities, the common securities and the Notes, (v) date after which Legacy may redeem its Notes at par, and (vi) maturity date of its Notes.
(b)    Each Legacy Trust has been duly created and is validly existing in good standing as a statutory trust under the laws of the jurisdiction of its organization with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Legacy Operative Documents. No Legacy Trust is a party to or otherwise bound by any material agreement other than the Legacy Operative Documents and a Placement Agreement of even date with the relevant Legacy Trust Agreement. Each Legacy Trust is and will, under current law, be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation.
(c)    The preferred securities and the common securities issued by each Legacy Trust have been duly authorized by the relevant Legacy Trust Agreement, have been validly issued and represent undivided beneficial interests in the assets of the Legacy Trust. None of the preferred securities or the common securities is subject to preemptive or other similar rights. All of the outstanding common securities issued by the Legacy Trusts are directly owned by Legacy free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws. The common securities issued by the Legacy Trusts satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act of 1933, as amended. Neither Legacy nor any of the Legacy Trusts is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that Act. The Notes are not held of record by shareholders of Legacy or LegacyTexas Bank.
(d)    The sole assets of each Legacy Trust are its Notes, any interest paid on such Notes to the extent not distributed, proceeds of such Notes, or any of the foregoing.
(e)    All of the proceeds from the sale of the preferred securities issued by the Legacy Trusts have been invested in its Notes. All of the proceeds from the sale of the common securities issued by the Legacy Trusts have been invested in the Notes. All Notes are and have been held by the Legacy Trusts since their initial issuance.
(f)    Each Legacy Trust was not formed to, and is not authorized to, conduct any trade or business and each Legacy Trust has not conducted any trade or business since it was formed. Each Legacy Trust exists for the exclusive purposes of (i) issuing and selling its preferred securities and common securities, (ii) using the proceeds from the sale of its preferred securities and common securities to acquire its Notes, and (iii) engaging only in activities necessary, advisable or incidental thereto. Each Legacy Trust was formed to facilitate direct investment in the assets of that Legacy Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in either Legacy Trust with diverse interests in the assets of that Legacy Trust.
(g)    Except as set forth on Legacy Disclosure Schedule 3.3(g), Legacy has made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the Notes. Except as set forth on Legacy Disclosure Schedule 3.3(g), Legacy has not exercised its right to defer interest payments on any of the Notes. Except as set forth on Legacy Disclosure Schedule 3.3(g), Legacy has not been advised by the Federal Reserve or the Federal Reserve Bank of Dallas to defer interest payments on any of the Notes, nor does Legacy have knowledge of any basis for the same.
(h)    Each Legacy Trust’s income consists solely of payments made by Legacy with respect to its Notes, and such payments are not derived from the active conduct of a financial business by that Legacy Trust. Both Legacy’s obligation to make those payments and the amounts thereof are set forth in the Notes. Neither Legacy’s obligation to make those payments nor the amounts payable by Legacy is dependent on income or profits of Legacy or any Affiliate of Legacy (although Legacy’s ability to do so is so dependent).

(i)    Legacy has not issued any class of capital shares either pari passu or senior to the Notes. All Notes are either pari passu or senior to Legacy’s trade accounts payable arising in the ordinary course of business.
(j)    Legacy and each Legacy Trust have created a debtor-creditor relationship between Legacy, as debtor, and that Legacy Trust, as a creditor, and Legacy and each Legacy Trust have treated the Notes as indebtedness for all tax purposes.
(k)    Each Legacy Operative Document entered into by Legacy or any of its Subsidiaries is in full force and effect and constitutes the valid, binding and legally enforceable obligation of Legacy or one of its Subsidiaries, and to the knowledge of Legacy, the other parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing).
Section 3.4.    Execution and Delivery; No Violation.
(a)    Legacy has all requisite corporate power and authority to execute and deliver this Agreement and, subject, in the case of the Merger, to the approval of this Agreement (including the Merger) by the affirmative vote of at least two-thirds of the outstanding shares of Legacy Common Stock entitled to vote at the Legacy Shareholder Meeting (the “Required Legacy Vote”) and receipt of the Requisite Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Legacy Board. This Agreement has been duly and validly executed and delivered to ViewPoint. Assuming due authorization, execution and delivery by ViewPoint, this Agreement constitutes valid and binding obligations of Legacy, enforceable against Legacy in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).
(b)    The Legacy Board has directed that this Agreement and the transactions contemplated hereby be submitted to its shareholders for approval at an annual or special meeting and, except for the adoption of this Agreement by Required Legacy Vote, no other votes are necessary to approve this Agreement and to consummate the transactions contemplated hereby and thereby.
(c)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Legacy with any of the terms or provisions hereof (provided the required regulatory and shareholder approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of Legacy or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Legacy, any of its Subsidiaries or any of their respective Properties (as defined in Section 9.1) or assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest of any kind or nature

(“Lien”) upon any of the respective Properties or assets of Legacy or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other material instrument or obligation to which Legacy or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.
Section 3.5.    Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to Legacy, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Legacy or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Legacy or the consummation by Legacy and its Subsidiaries of the transactions contemplated hereby. As of the date of this Agreement, Legacy knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis.
Section 3.6.    Reports. Since January 1, 2010, Legacy and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the Texas Department of Banking (the “TDB”), and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.
Section 3.7.    Financial Statements.
(a)    Legacy has furnished to ViewPoint copies of the audited consolidated balance sheets of Legacy as of December 31, 2012, 2011, and 2010, the audited consolidated statements of income and changes in shareholders’ equity for the years ended December 31, 2012, 2011, and 2010, and statements of cash flows for the years ended December 31, 2012, 2011, and 2010, and the unaudited consolidated balance sheets, statements of income, changes in shareholders’ equity and statements of cash flows for the quarter ended September 30, 2013 (such balance sheets and the related statements of income, changes in shareholders’ equity and cash flows are collectively referred to herein as the “Legacy Financial Statements”). The Legacy Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Legacy and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Legacy Financial Statements accurately and fairly reflect in all material respects the transactions of Legacy. The Legacy Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.
(b)    Legacy has furnished ViewPoint with true and complete copies of the Reports of Condition and Income as of December 31, 2012, December 31, 2011, December 31, 2010, March 31, 2013, June 30, 2013 and September 30, 2013 (the “Bank Call Reports”), for LegacyTexas Bank. The Bank Call Reports fairly present, in all material respects, the financial position of LegacyTexas Bank and the results of its operations at the date and for the period indicated in that Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. LegacyTexas Bank has calculated its allowance for loan losses in accordance with regulatory accounting principles, including the Instructions for Preparation of Consolidated Reports of Condition and Income and the Interagency Policy Statement on the Allowance for Loan and Lease Losses as applied to banking institutions and in accordance with all applicable rules and regulations (“RAP”). The allowance for loan losses account for LegacyTexas Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of LegacyTexas Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing, or the collectability of, such loans.
Section 3.8.    Undisclosed Liabilities. Except for (a) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Legacy included in the Legacy Financial Statements for the fiscal quarter ended September 30, 2013, (b) liabilities incurred since September 30, 2013 in the ordinary course of business consistent with past practice, and (c) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy, Legacy and its Subsidiaries do not have, and since September 30, 2013, Legacy and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in Legacy’s financial statements in accordance with GAAP).
Section 3.9.    Information Supplied. None of the information supplied or to be supplied by Legacy expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus shall, at the date of mailing to the shareholders of Legacy and at the time of the Legacy Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Legacy with respect to statements made or incorporated by reference therein based on information expressly supplied by ViewPoint for inclusion or incorporation by reference in the Proxy Statement/Prospectus.
Section 3.10.    Compliance with Applicable Legal and Reporting Requirements.

(a)    Legacy and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Legacy and its Subsidiaries, taken as a whole (the “Legacy Permits”), the Legacy Permits are in full force and effect and Legacy and its Subsidiaries are in compliance with the terms of the Legacy Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy.
(b)    Except as set forth on Legacy Disclosure Schedule 3.10(b), since December 31, 2010, each of Legacy and its Subsidiaries has conducted its business in compliance in all material respects with all material Applicable Legal Requirements applicable to Legacy, its Subsidiaries or to the employees conducting such businesses, except for violations which have been cured or remedied. To the knowledge of Legacy, no investigation by any Governmental Entity with respect to Legacy or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Legacy or its Subsidiaries.
Section 3.11.    Accounting and Internal Controls.
(a)    The records, systems, controls, data and information of Legacy and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Legacy or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Legacy.
(b)    Since December 31, 2010, neither Legacy nor any of its Subsidiaries or, to the knowledge of Legacy, any director, officer, employee, auditor, accountant or representative of Legacy or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Legacy or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Legacy or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 3.12.    Legal Proceedings. Except as set forth in Legacy Disclosure Schedule 3.12, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Legacy, threatened, against or affecting Legacy or any Subsidiary of Legacy involving a monetary claim in excess of $100,000 or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Legacy or any Subsidiary of Legacy having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy or on the Surviving Corporation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Legacy, threatened against Legacy that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Legacy pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 3.13.    Taxes. Except as set forth in Confidential Disclosure Schedule 3.13:
(a)    Each of Legacy and the Legacy Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes shown to be due on such tax returns have been timely paid, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the Legacy Financial Statements. Legacy has no liability for taxes in excess of the amount reserved or provided for in the Legacy Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).
(b)    No written or, to the knowledge of Legacy, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against Legacy or any of the Legacy Subsidiaries and has not previously been paid has been received by Legacy or any Legacy Subsidiary.
(c)    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon Legacy or any of its Subsidiaries, nor has Legacy or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.
(d)    To the knowledge of Legacy, no tax return of Legacy or any Legacy Subsidiary is under audit or examination by any Governmental Entity. No written or, to the knowledge of Legacy, unwritten notice of such an audit or examination by any Governmental Entity has been received by Legacy or any Legacy Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.
(e)    Neither Legacy nor any Legacy Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(i) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two-year period ending prior to the date of this Agreement; or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(f)    Neither Legacy nor any Legacy Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502‑6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Legacy is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.
(g)    Neither Legacy nor any Legacy Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h)    Neither Legacy nor any Legacy Subsidiary has engaged in a transaction that would be reportable by or with respect to Legacy or any Legacy Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code.
(i)    Legacy and the Legacy Subsidiaries have withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, shareholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law; provided, however, that the foregoing withholding representation shall apply only with respect to payments made before the Closing Date and that the foregoing timely payment representation shall apply only with respect to payments which, to be timely, must be made to the appropriate Governmental Entity before the Closing Date.
(j)    There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.
(k)    Neither Legacy nor any Legacy Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity).
(l)    Neither Legacy nor any Legacy Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (E) prepaid amount received on or before the Closing Date, or (F) election under Section 108(i) of the Code.
(m)    Neither Legacy nor any Legacy Subsidiary has been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(i)(ii).
(n)    No claim has been made within the last three (3) years by an authority in a jurisdiction where Legacy or any Legacy Subsidiary does not file tax returns that Legacy or any Legacy Subsidiary may be subject to taxation by that jurisdiction. Within the past 3 years, the IRS has not challenged the interest deduction on any of Legacy or any Legacy Subsidiary’s debt on the basis that such debt constitutes equity for federal income tax purposes.
(o)    Legacy has been a validly electing S corporation within the meaning of Code §1361 and § 1362 at all times since January 1, 1998 and Legacy will be an S corporation up to and including the Effective Time.
(p)    Legacy Disclosure Schedule 3.13(p) identifies each Legacy Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code §1361(b)(3). Each Legacy Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the Effective Time.
(q)    No audit by the IRS has commenced or been completed pursuant to the Code regarding Subchapter S items of Legacy, and no agreement, consent or waiver to extend the statute of limitations of Subchapter S items of Legacy has been given. To the knowledge of Legacy, each Legacy shareholder’s treatment of Subchapter S items with respect to Legacy is consistent with the manner in which Legacy has filed its tax returns.
(r)    For purposes of this Section 3.13 and Section 5.1(l): (i) the term “tax” or “taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, alternative or add-on minimum, social security (or similar), unemployment, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, unclaimed property or other taxes, including any interest, penalties, finds and additions (to the extent applicable) thereto, whether disputed or not; and (ii) the term “tax return” shall mean tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to taxes.
Section 3.14.    Certain Agreements. Except as set forth in Legacy Disclosure Schedule 3.14 and except for this Agreement, neither Legacy nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment or services of any directors or executive officers, or with any consultants that are natural persons, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of Legacy or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires Legacy or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, (iv) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement), (v) in the case of a Legacy Benefit Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (vii) which involve the payment of more than $250,000 and are not terminable without penalty on notice of 90 days or less, (viii) real property leases or (ix) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business. Legacy has previously made available to ViewPoint complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.14 (collectively referred to herein as the “Legacy Contracts”). All of the Legacy Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy. Neither Legacy nor any of its Subsidiaries has, and to the best knowledge of Legacy, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Legacy Contract, except in each case for those violations and defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy.
Section 3.15.    Benefit Plans.
(a)    With respect to each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any stock purchase, stock option, severance, employment, change-in-control, educational assistance, adoption assistance, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee, director, independent contractor or former employee, director or independent contractor of Legacy or any of its Subsidiaries, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by Legacy or any of its Subsidiaries or under which Legacy or any of its Subsidiaries has any present or future liability (the “Legacy Benefit Plans”), Legacy has provided ViewPoint a true, correct and complete copy of (i) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (ii) such Legacy Benefit Plan and all related amendments thereto, (iii) each trust agreement, summaries, employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”) relating to such Legacy Benefit Plan and all related amendments thereto, (iv) the most recent summary plan description for each Legacy Benefit Plan for which a summary plan description is required by ERISA, for Benefit Plans not subject to ERISA or that are unwritten, any relevant summaries, (v) any contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any Legacy Benefit Plan, and (vi) the most recent determination letter (or equivalent) issued by the IRS with respect to any Legacy Benefit Plan qualified under Section 401(a) of the Code. There are no unwritten amendments to any Legacy Benefit Plan.
(b)    With respect to each Legacy Benefit Plan that provides for the grant, sale or issuance of Legacy Common Stock, or the payment of cash based on the value of Legacy Common Stock, Legacy has provided ViewPoint a true, correct and complete copy of each form of award agreement, including amendments, under which any such rights have been granted, and a schedule showing the name of each grantee, the date of grant and all other material terms of each grant. No stock option or other right to acquire Legacy Common Stock or other equity of Legacy, or the payment of cash based on the value of Legacy Common Stock (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such stock option or right was granted, as determined by Legacy in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and Section 1.409A-1(b)(5)(iv) of the Treasury regulations), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (iii) has been granted after December 31, 2004, with respect to any class of stock of Legacy that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).
(c)    All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each Legacy Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.
(d)    No Legacy Benefit Plan is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA or, without limitation, either a multiple employer plan (including plans sponsored by an employee leasing or professional employer organization), or “multi-employer plan” (as either such term is defined in the Code or ERISA). No Legacy Benefit Plan is subject to the funding standards of Code Section 412 or 436 or Section 302 of ERISA.
(e)    There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Legacy Benefit Plans that would directly or indirectly subject ViewPoint, Legacy or any of their respective Subsidiaries to any material taxes, penalties or other liabilities, including any liability arising through indemnification.
(f)    Each Legacy Benefit Plan that is represented to be qualified under Code Section 401(a) either has a favorable determination letter that covers all existing amendments up to and including EGTRRA or is an adoption of a prototype or volume submitter plan for which a favorable opinion letter has been issued up to and including EGTRRA, on which Legacy or a Legacy Subsidiary is entitled to reliance equivalent to a determination letter, and, in either case, neither Legacy nor any Legacy Subsidiary has any obligation to adopt any amendments for which the remedial amendment period under Code Section 401(b) has expired, and Legacy is not aware of any circumstances likely to result in revocation of any such favorable determination or inability to rely on any opinion letter. Each Legacy Benefit Plan has been operated in compliance, in all material respects, with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and, except as disclosed on Legacy Disclosure Schedule 3.15(f), all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Legacy Benefit Plan have been timely and completely filed or distributed.
(g)    There are no pending claims, lawsuits or actions relating to any Legacy Benefit Plan (other than ordinary course claims for benefits) and, to the knowledge of Legacy none are threatened.
(h)    Except as disclosed on Legacy Disclosure Schedule 3.15(h), no written or oral representations have been made to any employee or former employee of Legacy or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment, except as required by law and at no expense to Legacy or any of its Subsidiaries. Except as disclosed on Legacy Disclosure Schedule 3.15(h), neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of Legacy or any of its Subsidiaries.
(i)    Except as set forth in Legacy Disclosure Schedule 3.15(i), no Legacy Benefit Plan, Legacy Stock Plan or other contract or arrangement exists that could result in the payment to any present or former employee or director of Legacy or any Subsidiary of Legacy of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Legacy or any Subsidiary of Legacy as a result of the transactions contemplated by this Agreement.

Unless specifically disclosed on such schedule, no such payment will be nondeductible or subject to excise tax under Code Section 4999 or 280G, nor will Legacy, ViewPoint or any of their respective Subsidiaries be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.
(j)    Except as set forth in Legacy Disclosure Schedule 3.15(j), there are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against Legacy, any Legacy Subsidiary, any Legacy Benefit Plan, or any other Person, including without limitation, any Legacy Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Legacy Benefit Plan.
(k)    Each Legacy Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code and any analogous state law. Each such plan is in compliance, in all material respects, with, and the operation of each such plan will not result in the incurrence of any material penalty to Legacy, the Surviving Corporation or any of their respective Subsidiaries under those Code Sections nor under the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.
(l)    All obligations required to be performed by Legacy and its Subsidiaries under any Legacy Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any Legacy Benefit Plan. To Legacy’s knowledge, no event has occurred that would constitute grounds for an enforcement action by any party against Legacy or any of its Subsidiaries under part 5 of Title I of ERISA under any Legacy Benefit Plan.
(m)    Except as described in Confidential Disclosure Schedule 3.15(m), Legacy and its Subsidiaries are insured by one or more insurance company(ies) for all health, dental, vision, life disability, survivor income benefits, or similar claims relating to any Legacy Benefit Plan and Legacy and its Subsidiaries do not self‑insure against such claims.
(n)    Legacy or a Legacy Subsidiary may, at any time, amend or terminate any Legacy Benefit Plan that it sponsors or maintains and may withdraw from any Legacy Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring any material liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.
(o)    Except as disclosed in Legacy Disclosure Schedule 3.15(o), no Legacy Benefit Plan is invested in or provides the opportunity for the purchase of any employer security or employer real property (within the meaning of Section 407(d) of ERISA).
(p)    Each Legacy Benefit Plan that is a Nonqualified Deferred Compensation Plan subject to Code § 409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Section 409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and

(ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. No additional tax under Section 409A(a)(1)(ii) of the Code has been or is reasonably expected to be incurred by a participant in any such Legacy Benefit Plan or other contract, plan, program, agreement, or arrangement. Neither Legacy nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(ii) of the Code.
Section 3.16.    Bank Subsidiary. Except as set forth in Legacy Disclosure Schedule 3.16, Legacy owns all of the outstanding shares of capital stock of LegacyTexas Bank, free and clear of any Lien. All of the shares of capital stock of LegacyTexas Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. LegacyTexas Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder. LegacyTexas Bank is a Texas-state chartered member bank whose primary federal bank regulator is the Federal Reserve.
Section 3.17.    Agreements with Regulators. Except as set forth in Legacy Disclosure Schedule 3.17, neither Legacy nor any Subsidiary of Legacy is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2008 any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Legacy or any Legacy Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Legacy and its Subsidiaries are in compliance with all of the foregoing so listed in Legacy Disclosure Schedule 3.17. There are no formal or informal investigations, known to Legacy, relating to any regulatory matters pending before any Governmental Entity with respect to Legacy or any of its Subsidiaries. Neither of Legacy nor any Legacy Subsidiary or any of their respective executive officers or, to the knowledge of Legacy, any of their respective directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of Legacy, threatened.
Section 3.18.    Absence of Certain Changes or Events. From September 30, 2013 through the date of this Agreement: (a) Legacy and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy or the Surviving Corporation and (c) there has not been (i) any action or event of the type that would have required the consent of ViewPoint under Section 5.1 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Legacy or any of its Subsidiaries (whether or not covered by insurance).

Section 3.19.    Takeover Statutes. Either this Agreement and the transactions contemplated hereby are exempt from, or the Legacy Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”) applicable to Legacy or any of its Subsidiaries.
Section 3.20.    Vote Required. The Required Legacy Vote is the only vote of the holders of any class or series of Legacy capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby to which it is a party.
Section 3.21.    Properties. Legacy or of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Legacy Financial Statement being owned by Legacy or one of its Subsidiaries or acquired after the date thereof which are material to Legacy’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited balance sheet included in Legacy Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease that is material to Legacy or a Legacy Subsidiary is valid without any material default thereunder by the lessee or, to Legacy’s knowledge, the lessor.
Section 3.22.    Condition of Assets. Except as set forth on Legacy Disclosure Schedule 3.22, all tangible assets, including furniture, fixtures and equipment, used by Legacy and its Subsidiaries are in operating condition, ordinary wear and tear excepted, and conform with all material ordinances, regulations, zoning and other laws, whether federal, state or local. Each of Legacy and its Subsidiaries owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of Legacy and its Subsidiaries is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.
Section 3.23.    Intellectual Property. Legacy and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Legacy Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Legacy Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy. Neither Legacy nor any such Subsidiary has received any notice of infringement of or conflict with and, to Legacy’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Legacy Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy.
Section 3.24.    Loan Portfolio.
(a)    Except as set forth on Legacy Disclosure Schedule 3.24, neither Legacy nor any of its Subsidiaries is a party to any written or oral (i) Loans under the terms of which the obligor was, as of September 30, 2013, 90 days or more delinquent in payment of principal or interest or, to the knowledge of Legacy, in default of any other provision, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Legacy or any of its Subsidiaries, or to the knowledge of Legacy, any affiliate of any of the foregoing. Set forth in Legacy Disclosure Schedule 3.24 is a true, correct and complete list of (i) all of the Loans of Legacy and its Subsidiaries that, as of September 30, 2013, were classified by Legacy as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of Legacy and its Subsidiaries that, as of September 30, 2013, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of Legacy or any of its Subsidiaries that, as of September 30, 2013, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence include any Loans so classified by Legacy or by any Governmental Entity.
(b)    Each Loan of Legacy and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Legacy and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.
(c)    Each outstanding Loan of Legacy and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Legacy and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.
(d)    Except as set forth in Legacy Disclosure Schedule 3.24(d), none of the agreements pursuant to which Legacy or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)    There are no outstanding Loans made by Legacy or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Legacy or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
Section 3.25.    Insurance. Set forth in Legacy Disclosure Schedule 3.25 is a true, correct and complete list of all material insurance policies maintained by Legacy and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither Legacy nor any of its Subsidiaries is in default under any such policy or bond. Except as set forth in Legacy Disclosure Schedule 3.25, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.
Section 3.26.    Indemnification. To the knowledge of Legacy, no action or failure to take action by any present or former director, officer, employee or agent of Legacy or its Subsidiaries has occurred which would give rise to a material claim by any such individual for indemnification from Legacy or its Subsidiaries.
Section 3.27.    Transactions with Affiliates. Except as set forth in Legacy Disclosure Schedule 3.27, there are no agreements, contracts, plans, arrangements or other transactions between Legacy or any of its Subsidiaries, on the one hand, and any (i) officer or director of Legacy or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of Legacy, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Legacy, on the other hand, except those of a type available to employees of Legacy generally. Except as set forth in Legacy Disclosure Schedule 3.27, there are no “covered transactions,” including any Loans engaged in by Legacy, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.
Section 3.28.    Absence of Certain Business Practices. Neither Legacy nor any of its Subsidiaries or any of their respective officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Legacy or any of its Subsidiaries (or assist Legacy or any of its Subsidiaries in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to Legacy or any of its Subsidiaries.
Section 3.29.    Environmental Compliance. Except as set forth on Legacy Disclosure Schedule 3.29:
(a)    Legacy, its Subsidiaries and their respective Properties are in material compliance with all Environmental Laws. Legacy is not aware of, nor has Legacy or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Legacy and its Subsidiaries with all Environmental Laws.
(b)    Legacy and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.
(c)    No Hazardous Materials exist on, about or within any of the Properties, nor to Legacy’s knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that Legacy and its Subsidiaries makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(d)    There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to Legacy’s knowledge threatened against Legacy or any of its Subsidiaries relating in any way to any Environmental Law. Neither Legacy nor any of its Subsidiaries has any liability for remedial action under any Environmental Law. Neither Legacy nor any of its Subsidiaries has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has Legacy or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.
Section 3.30.    Derivatives. All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for Legacy’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which Legacy believes to be financially responsible. Each Derivative Contract of Legacy or any of its Subsidiaries constitutes the valid and legally binding obligation of Legacy or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither Legacy nor its Subsidiaries, nor to the knowledge of Legacy any other party thereto, is in breach of any of its obligations under any Derivative Contract of Legacy or one of its Subsidiaries. The financial position of Legacy and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Legacy and such Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.
Section 3.31.    Books and Records. The minute books, stock certificate books and stock transfer ledgers of Legacy and its Subsidiaries have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of Legacy or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.
Section 3.32.    Employee Relationships. Legacy and its Subsidiaries have complied in all material respects with all applicable material laws relating to their relationships with their employees, and Legacy believes that the relationships between Legacy and its Subsidiaries with such employees is good. To the knowledge of Legacy, no executive officer or manager of any of the operations of Legacy or any of its Subsidiaries or any group of employees of Legacy or any of its Subsidiaries has or have any present plans to terminate their employment prior to or as a result of the consummation of any of the transactions.
Section 3.33.    Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except JP Morgan Chase & Co. Legacy has disclosed to ViewPoint as of the date hereof the aggregate fees provided for in connection with the engagement by Legacy of JP Morgan Chase & Co. related to the Merger and the other transactions contemplated hereunder.

Section 3.34.    Opinion of Financial Advisor of Legacy. Legacy has received the oral opinion of its financial advisor, Bank Advisory Group, LLC, subsequently confirmed in writing, on the date hereof to the effect that, subject to the limitations and qualifications expressed therein, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Legacy Common Stock.
Section 3.35.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Legacy nor any other Person on behalf of Legacy is making or has made any express or implied representation or warranty with respect to Legacy or with respect to any other information provided to ViewPoint in connection with the transactions contemplated herein. Neither Legacy nor any other Person shall have or be subject to any liability or indemnification obligation to ViewPoint or any other Person resulting from the distribution to ViewPoint, or the use by ViewPoint of, any such information, including any information, documents, projections, forecasts or other material made available to ViewPoint in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. Legacy acknowledges that ViewPoint is making no representations or warranties other than the representations and warranties expressly contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VIEWPOINT
Except as set forth in the Disclosure Schedule delivered by ViewPoint to Legacy prior to the execution hereof (the “ViewPoint Disclosure Schedule”), ViewPoint hereby make the representations and warranties set forth in this Article IV to Legacy as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of Legacy contained herein, disclosure in any section of the ViewPoint Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by ViewPoint calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the ViewPoint Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the ViewPoint Disclosure Schedule or other document delivered by Legacy pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. ViewPoint agrees to provide at the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to Legacy. Delivery of such Supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.
Section 4.1.    Organization, Standing and Power. ViewPoint is a bank holding company registered under the BHC Act. Each of ViewPoint and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing and, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint. The copies of the ViewPoint Charter and the bylaws of ViewPoint, the articles of incorporation and bylaws of ViewPoint Bank, which have been previously furnished to Legacy, are true, correct and complete copies of such documents as in effect on the date of this Agreement.
Section 4.2.    Capital Structure.
(a)    The authorized capital stock of ViewPoint consists of 90,000,000 shares of ViewPoint Common Stock and 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 39,952,684 shares of ViewPoint Common Stock issued and outstanding, including 503,898 shares of ViewPoint Common Stock granted in respect of outstanding awards of restricted ViewPoint Common Stock under a ViewPoint Stock Plan (as defined below) (“ViewPoint Restricted Shares”)), (ii) 1,202,346 shares of ViewPoint Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of ViewPoint Common Stock granted under a ViewPoint Stock Plan (“ViewPoint Stock Options”), (iii) 2,154,699 shares of ViewPoint Common Stock reserved for issuance pursuant to future grants under the ViewPoint Stock Plans, and (v) no other shares of capital stock or other voting securities of ViewPoint issued, reserved for issuance or outstanding.  As used herein, the “ViewPoint Stock Plans” shall mean all employee and director equity incentive plans of ViewPoint in effect as of the date of this Agreement. All of the issued and outstanding shares of ViewPoint Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no Voting Debt, trust preferred or similar securities, or subordinated debt securities of ViewPoint or any ViewPoint Subsidiary are issued or outstanding.
(b)    No ViewPoint Subsidiary has issued securities held by any entity other than ViewPoint or a ViewPoint Subsidiary.
(c)    Except for (i) this Agreement, (ii) the employment agreements contemplated by this Agreement with the officers of Legacy, and (iii) as set forth in Section 4.2(a) above, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which ViewPoint or any Subsidiary of ViewPoint is a party or by which it or any such Subsidiary is bound obligating ViewPoint or any Subsidiary of ViewPoint to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of ViewPoint or of any Subsidiary of ViewPoint or obligating ViewPoint or any Subsidiary of ViewPoint to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of ViewPoint or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of ViewPoint or any of its Subsidiaries or (ii) pursuant to which ViewPoint or any of its Subsidiaries is or could be required to register shares of ViewPoint Common Stock or other securities under the Securities Act.
(d)    Neither ViewPoint nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of Legacy or any of its Subsidiaries.
Section 4.3.    Execution and Delivery; No Violation.

(a)    ViewPoint has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the ViewPoint Board. This Agreement has been duly and validly executed and delivered to Legacy. Assuming due authorization, execution and delivery by Legacy, this Agreement constitutes valid and binding obligations of ViewPoint, enforceable against ViewPoint in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).
(b)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by ViewPoint with any of the terms or provisions hereof (provided the Required Legacy Vote and the Requisite Regulatory Approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of ViewPoint or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ViewPoint, or any of its Subsidiaries, or any of their respective assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective Properties or assets of ViewPoint or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other material instrument or obligation to which ViewPoint or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.
Section 4.4.    Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to ViewPoint, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by ViewPoint or any of its Subsidiaries in connection with the execution and delivery of this Agreement by ViewPoint or the consummation by ViewPoint and its Subsidiaries of the transactions contemplated hereby. As of the date of this Agreement, ViewPoint knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis.
Section 4.5.    SEC Documents; Regulatory Reports; Undisclosed Liabilities.
(a)    ViewPoint has timely filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2010 (the “ViewPoint SEC Documents”). ViewPoint has delivered or made available to Legacy true, correct and complete copies of all ViewPoint SEC Documents, all comment letters received by ViewPoint from the SEC since December 31, 2010, all responses to such comment letters by or on behalf of ViewPoint and all other correspondence since December 31, 2010 between the SEC and ViewPoint, in each case to the extent not available to the public in completely unredacted form on EDGAR. No Subsidiary of ViewPoint is, or since December 31, 2008 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the ViewPoint SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ViewPoint SEC Documents, and none of the ViewPoint SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of ViewPoint included in the ViewPoint SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of ViewPoint and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in ViewPoint SEC Documents since ViewPoint’s most recent Annual Report on Form 10‑K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of ViewPoint are, or, since December 31, 2008 have been, required by generally accepted accounting principles to be included in the consolidated financial statements of ViewPoint.
(b)    Since December 31, 2010, ViewPoint and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency (the “OCC”), the Small Business Administration, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.
(c)    Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of ViewPoint included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, as filed with the SEC prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2013 in the ordinary course of business consistent with past practice, and (iii) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint, ViewPoint and its Subsidiaries do not have, and since September 30, 2013 ViewPoint and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in the ViewPoint Financial Statements in accordance with generally accepted accounting principles).

(d)        ViewPoint is, and since December 31, 2010 has been, in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.
(e)    As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.
Section 4.6.    [Intentionally Omitted.]
Section 4.7.    Information Supplied. None of the information supplied or to be supplied by ViewPoint expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus shall, at the date of mailing to shareholders of Legacy and at the time of the Legacy Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by ViewPoint with respect to statements made or incorporated by reference therein based on information expressly supplied by Legacy for inclusion or incorporation by reference in the Proxy Statement/Prospectus.
Section 4.8.    Compliance with Applicable Legal and Reporting Requirements.
(a)    ViewPoint and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of ViewPoint and its Subsidiaries, taken as a whole (the “ViewPoint Permits”), the ViewPoint Permits are in full force and effect and ViewPoint and its Subsidiaries are in compliance with the terms of the ViewPoint Permits, except where the failure so to hold, be in full force and effect or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint.
(b)    Since December 31, 2010, each of ViewPoint and its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements applicable to ViewPoint or any of its Subsidiaries or to the employees conducting such businesses, except for violations which have been cured or remedied. To the knowledge of ViewPoint, no investigation by any Governmental Entity with respect to ViewPoint or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of ViewPoint or its Subsidiaries.
Section 4.9.    Accounting and Internal Controls.
(a)    The records, systems, controls, data and information of ViewPoint and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ViewPoint or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following clause.
(b)    ViewPoint has (i) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are reasonably designed to provide that (i) all information required to be disclosed by ViewPoint in the reports it files under the Exchange Act and all information disseminated by ViewPoint to the holders of ViewPoint Common Stock is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) all such information is accumulated and communicated to ViewPoint’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to ViewPoint’s independent, external auditors and the audit committee of the ViewPoint Board (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect ViewPoint’s ability to record, process, summarize and report financial data and have identified for ViewPoint’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ViewPoint’s internal controls. ViewPoint has made available to Legacy a summary of any such disclosure made by management to ViewPoint’s auditors and audit committee since December 31, 2010.
(c)    Except as set forth in ViewPoint Disclosure Schedule 4.9(c), since December 31, 2010, neither ViewPoint nor any of its Subsidiaries or, to the knowledge of ViewPoint, any director, officer, employee, auditor, accountant or representative of ViewPoint or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of ViewPoint or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that ViewPoint or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.10.    Legal Proceedings. Except as set forth in ViewPoint Disclosure Schedule 4.10, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of ViewPoint, threatened, against or affecting ViewPoint or any Subsidiary of ViewPoint involving a monetary claim in excess of $250,000 or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against ViewPoint or any Subsidiary of ViewPoint having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint or on the Surviving Corporation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of ViewPoint, threatened against ViewPoint that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by ViewPoint pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 4.11.    Taxes. Except as set forth in ViewPoint Disclosure Schedule 4.11:

(a)    Each of ViewPoint and the ViewPoint Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes shown to be due on such tax returns have been timely paid, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with generally accepted accounting principles) on the financial statements in the ViewPoint SEC Documents. ViewPoint has no liability for taxes in excess of the amount reserved or provided for in the financial statements in the ViewPoint SEC Documents (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).
(b)    No written or, to the knowledge of ViewPoint, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against ViewPoint or any of the ViewPoint Subsidiaries and has not previously been paid has been received by ViewPoint or any ViewPoint Subsidiary.
(c)    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon ViewPoint or any of its Subsidiaries, nor has ViewPoint or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.
(d)    To the knowledge of ViewPoint, no tax return of ViewPoint or any ViewPoint Subsidiary is under audit or examination by any Governmental Entity. No written or, to the knowledge of ViewPoint, unwritten notice of such an audit or examination by any Governmental Entity has been received by ViewPoint or any ViewPoint Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.
(e)    Neither ViewPoint nor any ViewPoint Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(i) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two-year period ending prior to the date of this Agreement; or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(f)    Neither ViewPoint nor any ViewPoint Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502‑6 or any similar provision of any other tax law, except for taxes of the affiliated group of which ViewPoint is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.
(g)    Neither ViewPoint nor any ViewPoint Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(h)    Neither ViewPoint nor any ViewPoint Subsidiary has engaged in a transaction that would be reportable by or with respect to ViewPoint or any ViewPoint Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code.

(i)    ViewPoint and the ViewPoint Subsidiaries have withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, shareholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law; provided, however, that the foregoing withholding representation shall apply only with respect to payments made before the Closing Date and that the foregoing timely payment representation shall apply only with respect to payments which, to be timely, must be made to the appropriate Governmental Entity before the Closing Date.
(j)    There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.
(k)    Neither ViewPoint nor any ViewPoint Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity), other than among ViewPoint and one or more of its Subsidiaries.
(l)    Except for the actions required by the Bank Merger, ViewPoint has no present plan or intention to, following the Closing, dispose of any of the capital stock of any Legacy Subsidiary or of any ViewPoint Subsidiary or permit any Legacy Subsidiary or any ViewPoint Subsidiary to dispose of or discontinue any Legacy Subsidiary’s significant historic business assets or to substantially alter any Legacy Subsidiary’s significant historic business lines.
(m)    Neither ViewPoint nor any ViewPoint Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (E) prepaid amount received on or before the Closing Date, or (F) election under Section 108(i) of the Code.
(n)    Neither ViewPoint nor any ViewPoint Subsidiary has been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(i)(ii).
(o)    No claim has been made within the last three (3) years by an authority in a jurisdiction where ViewPoint or any ViewPoint Subsidiary does not file tax returns that ViewPoint or any ViewPoint Subsidiary may be subject to taxation by that jurisdiction. Within the past 3 years, the IRS has not challenged the interest deduction on any of ViewPoint or any ViewPoint Subsidiary’s debt on the basis that such debt constitutes equity for federal income tax purposes.
(p)    For purposes of this Section 4.11 the terms “tax” or “taxes” and “tax return” shall have the meanings described in Section 3.13.
Section 4.12.    [Intentionally Omitted.]

Section 4.13.    Benefit Plans.
(a)    With respect to each “employee benefit plan”, as defined in Section 3(3) of ERISA, and all Benefit Plans, under which any employee, director, independent contractor or former employee, director or independent contractor of ViewPoint or any of its Subsidiaries, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by ViewPoint or any of its Subsidiaries or under which ViewPoint or any of its Subsidiaries has any present or future liability (the “ViewPoint Benefit Plans”), ViewPoint has provided Legacy a true, correct and complete copy of (i) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (ii) such ViewPoint Benefit Plan and all related amendments thereto, (iii) each trust agreement, summaries, employee booklets or handbooks, annuity contracts, insurance policies or any other Funding Arrangements relating to such ViewPoint Benefit Plan and all related amendments thereto, (iv) the most recent summary plan description for each ViewPoint Benefit Plan for which a summary plan description is required by ERISA, for Benefit Plans not subject to ERISA or that are unwritten, any relevant summaries, (v) any contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any ViewPoint Benefit Plan, and (vi) the most recent determination letter (or equivalent) issued by the IRS with respect to any ViewPoint Benefit Plan qualified under Section 401(a) of the Code. There are no unwritten amendments to any ViewPoint Benefit Plan.
(b)    All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each ViewPoint Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.
(c)    No ViewPoint Benefit Plan is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA or, without limitation, either a multiple employer plan (including plans sponsored by an employee leasing or professional employer organization), or “multi-employer plan” (as either such term is defined in the Code or ERISA). No ViewPoint Benefit Plan is subject to the funding standards of Code Section 412 or 436 or Section 302 of ERISA.
(d)    There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law applicable to the ViewPoint Benefit Plans that would directly or indirectly subject ViewPoint or any of its Subsidiaries to any material taxes, penalties or other liabilities, including any liability arising through indemnification.
(e)    Each ViewPoint Benefit Plan that is represented to be qualified under Code Section 401(a) either has a favorable determination letter that covers all existing amendments up to and including EGTRRA or is an adoption of a prototype or volume submitter plan for which a favorable opinion letter has been issued up to and including EGTRRA, on which ViewPoint is entitled to reliance equivalent to a determination letter, and, in either case, ViewPoint has no obligation to adopt any amendments for which the remedial amendment period under Code Section 401(b) has expired, and ViewPoint is not aware of any circumstances likely to result in revocation of any such favorable determination or inability to rely on any opinion letter. Each ViewPoint Benefit Plan has been operated in compliance, in all material respects, with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and, all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each ViewPoint Benefit Plan have been timely and completely filed or distributed.
(f)    There are no pending claims, lawsuits or actions relating to any ViewPoint Benefit Plan (other than ordinary course claims for benefits) and, to the knowledge of ViewPoint none are threatened.
(g)    Except as set forth in ViewPoint Disclosure Schedule 4.13(g), no written or oral representations have been made to any employee or former employee of ViewPoint promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment, except as required by law. Neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of ViewPoint or any of its Subsidiaries.
(h)    No ViewPoint Benefit Plan, ViewPoint Stock Plans or other contract or arrangement exists that could result in the payment to any present or former employee or director of ViewPoint or any Subsidiary of ViewPoint of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of ViewPoint or any Subsidiary of ViewPoint as a result of the transactions contemplated by this Agreement. Unless specifically disclosed on such schedule, no such payment will be nondeductible or subject to excise tax under Code Section 4999 or 280G, nor will ViewPoint or any of its Subsidiaries be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.
(i)    There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against ViewPoint, any ViewPoint Subsidiary, any ViewPoint Benefit Plan, or any other Person, including without limitation, any ViewPoint Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any ViewPoint Benefit Plan.
(j)    Each ViewPoint Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code and any analogous state law. Each such plan is in compliance, in all material respects, with, and the operation of each such plan will not result in the incurrence of any material penalty to ViewPoint or any of its Subsidiaries under those Code Sections nor the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.
(k)    All obligations required to be performed by ViewPoint and its Subsidiaries under any ViewPoint Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any ViewPoint Benefit Plan. To ViewPoint’s knowledge, no event has occurred that would constitute grounds for an enforcement action by any party against ViewPoint or any of its Subsidiaries under part 5 of Title I of ERISA under any ViewPoint Benefit Plan.
(l)    Except as described in ViewPoint Disclosure Schedule 4.13(l), ViewPoint is insured by one or more insurance company(ies) for all health, dental, vision, life disability, survivor income benefits, or similar claims relating to any ViewPoint Benefit Plan and ViewPoint and its Subsidiaries do not self-insure against such claims.
(m)    ViewPoint or a ViewPoint Subsidiary may, at any time, amend or terminate any ViewPoint Benefit Plan that it sponsors or maintains and may withdraw from any ViewPoint Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.
(n)    Except as disclosed in ViewPoint Disclosure Schedule 4.13(n), no ViewPoint Benefit Plan is invested in or provides the opportunity for the purchase of any employer security or employer real property (within the meaning of Section 407(d) of ERISA).
(o)    Each ViewPoint Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Code § 409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code § 409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Section 409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. No additional tax under Section 409A(a)(1)(ii) of the Code has been or is reasonably expected to be incurred by a participant in any such ViewPoint Benefit Plan or other contract, plan, program, agreement, or arrangement.
Section 4.14.    Bank Subsidiary. ViewPoint owns all of the outstanding shares of capital stock of ViewPoint Bank, free and clear of any Lien. All of the shares of capital stock of ViewPoint Bank have been duly authorized and validly issued and are fully paid and non-assessable (except as provided under applicable law) and not subject to preemptive rights. ViewPoint Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder. ViewPoint Bank is a national banking association whose primary federal bank regulator is the Office of the Comptroller of the Currency.
Section 4.15.    Agreements with Regulators. Except as set forth in ViewPoint Disclosure Schedule 4.15, neither ViewPoint nor any Subsidiary of ViewPoint is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2008 any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has ViewPoint or any ViewPoint Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. ViewPoint and its Subsidiaries are in compliance with all of the foregoing so listed in ViewPoint Disclosure Schedule 4.15. There are no formal or informal investigations, known to ViewPoint, relating to any regulatory matters pending before any Governmental Entity with respect to ViewPoint or any of its Subsidiaries. Neither of ViewPoint nor any ViewPoint Subsidiary or any of their respective executive officers or, to the knowledge of ViewPoint, any of their directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of ViewPoint, threatened.
Section 4.16.    Absence of Certain Changes or Events. From September 30, 2013 through the date of this Agreement: (a)ViewPoint and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint or the Surviving Corporation and (c) there has not been (i) any action or event of the type that would have required the consent of Legacy under Section 5.2 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of ViewPoint or any of its Subsidiaries (whether or not covered by insurance).
Section 4.17.    Takeover Statutes. Either this Agreement and the transactions contemplated hereby are exempt from, or the ViewPoint Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any Takeover Statutes applicable to ViewPoint or any of its Subsidiaries.
Section 4.18.    No Vote Required. No approval by the holders of any class or series of ViewPoint capital stock is necessary to approve this Agreement or authorize the transactions contemplated hereby (including the Merger).
Section 4.19.    Properties. ViewPoint or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the ViewPoint SEC Documents filed prior to the date hereof as being owned by ViewPoint or one of its Subsidiaries or acquired after the date thereof which are material to ViewPoint’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such ViewPoint SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease that is material to ViewPoint or a ViewPoint Subsidiary is valid without any material default thereunder by the lessee or, to ViewPoint’s knowledge, the lessor.
Section 4.20.    Condition of Assets. All tangible assets, including furniture, fixtures and equipment, used by ViewPoint and its Subsidiaries are in operating condition, ordinary wear and tear excepted, and conform with all material ordinances, regulations, zoning and other laws, whether federal, state or local. Each of ViewPoint and its Subsidiaries owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of ViewPoint and its Subsidiaries is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.
Section 4.21.    Intellectual Property. ViewPoint and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “ViewPoint Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such ViewPoint Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint. Neither ViewPoint nor any such Subsidiary has received any notice of infringement of or conflict with and, to ViewPoint’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any ViewPoint Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint.
Section 4.22.    Derivatives. Except as set forth on ViewPoint Disclosure Schedule 4.22, all Derivative Contracts, whether entered into for ViewPoint’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which ViewPoint believes to be financially responsible. Each Derivative Contract of ViewPoint or any of its Subsidiaries constitutes the valid and legally binding obligation of ViewPoint or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither ViewPoint nor its Subsidiaries, nor to the knowledge of ViewPoint any other party thereto, is in breach of any of its obligations under any Derivative Contract of ViewPoint or one of its Subsidiaries. The financial position of ViewPoint and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of ViewPoint and such Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.
Section 4.23.    Loan Portfolio.
(a)    Except as set forth on ViewPoint Disclosure Schedule 4.23(a), neither ViewPoint nor any of its Subsidiaries is a party to any written or oral (i) Loans, under the terms of which the obligor was, as of September 30, 2013, over 90 days or more delinquent in payment of principal or interest or, to the knowledge of ViewPoint, in default of any other provision, or (ii) Loans with any director, executive officer or 5% or greater shareholder of ViewPoint or any of its Subsidiaries, or to the knowledge of ViewPoint, any affiliate of any of the foregoing. Set forth in ViewPoint Disclosure Schedule 4.23(a) is a true, correct and complete list of (i) all of the Loans of ViewPoint and its Subsidiaries that, as of September 30, 2013, were classified by ViewPoint as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of ViewPoint and its Subsidiaries that, as of September 30, 2013, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of ViewPoint or any of its Subsidiaries that, as of September 30, 2013, was classified as OREO and the book value thereof; it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence include any Loans so classified by ViewPoint or by any Governmental Entity.
(b)    Each Loan of ViewPoint and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of ViewPoint and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.
(c)    Each outstanding Loan of ViewPoint and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of ViewPoint and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.
(d)    Except as set forth in ViewPoint Disclosure Schedule 4.23(d), none of the agreements pursuant to which ViewPoint or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)    There are no outstanding Loans made by ViewPoint or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of ViewPoint or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
Section 4.24.    Insurance. Set forth in Confidential Disclosure Schedule 4.24 is a true, correct and complete list of all insurance policies maintained by ViewPoint and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither ViewPoint nor any of its Subsidiaries is in default under any such policy or bond. Except as set forth in Confidential Disclosure Schedule 4.24, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.
Section 4.25.    Transactions with Affiliates. Except as set forth in ViewPoint Disclosure Schedule 4.25, there are no agreements, contracts, plans, arrangements or other transactions between ViewPoint or any of its Subsidiaries, on the one hand, and any (a) officer or director of ViewPoint or any of its Subsidiaries, (b) record or beneficial owner of 5% or more of the voting securities of ViewPoint, (c) affiliate or family member of any such officer, director or record or beneficial owner or (d) any other affiliate of ViewPoint, on the other hand, except those of a type available to employees of ViewPoint generally. Except as set forth in ViewPoint Disclosure Schedule 4.25, there are no “covered transactions,” including any Loans engaged in by ViewPoint, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.
Section 4.26.    Absence of Certain Business Practices. Neither ViewPoint nor any of its Subsidiaries or any of their respective officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of ViewPoint or any of its Subsidiaries (or assist ViewPoint or any of its Subsidiaries in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to ViewPoint or any of its Subsidiaries.
Section 4.27.    Environmental Compliance.
(a)    ViewPoint, its Subsidiaries and their respective Properties are in material compliance with all Environmental Laws. ViewPoint is not aware of, nor has ViewPoint or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of ViewPoint and its Subsidiaries with all Environmental Laws.
(b)    ViewPoint and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.
(c)    No Hazardous Materials exist on, about or within any of the Properties, nor to ViewPoint’s knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that ViewPoint and its Subsidiaries makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.
(d)    There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to ViewPoint’s knowledge threatened against ViewPoint or any of its Subsidiaries relating in any way to any Environmental Law. Neither ViewPoint nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither ViewPoint nor any of its Subsidiaries has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has ViewPoint or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.
Section 4.28.    Books and Records. The minute books, stock certificate books and stock transfer ledgers of ViewPoint and its Subsidiaries have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of ViewPoint or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.
Section 4.29.    Employee Relationships. ViewPoint and its Subsidiaries have complied in all material respects with all applicable material laws relating to their relationships with their employees, and ViewPoint believes that the relationships between ViewPoint and its Subsidiaries with such employees is good. To the knowledge of ViewPoint, no executive officer or manager of any of the operations of ViewPoint or any of its Subsidiaries or any group of employees of ViewPoint or any of its Subsidiaries has or have any present plans to terminate their employment with ViewPoint.
Section 4.30.    Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Sandler O’Neill & Partners, L.P.
Section 4.31.    Opinion of Financial Advisor of ViewPoint. ViewPoint has received the oral opinion of its financial advisor, Sandler O’Neill & Partners, L.P., subsequently confirmed in writing on the date hereof, to the effect that, subject to the limitations and qualifications expressed therein, as of the date hereof the Merger Consideration is fair, from a financial point of view, to ViewPoint.
Section 4.32.    Financing. ViewPoint has, and will have as of the Closing Date funds or financing capability sufficient to enable it to carry out its obligations under this Agreement. ViewPoint’s ability to consummate the Merger and to deliver the Merger Consideration as provided for herein is not contingent on raising capital or obtaining financing.
Section 4.33.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither ViewPoint nor any other Person on behalf of ViewPoint is making or has made any express or implied representation or warranty with respect to ViewPoint or with respect to any other information provided to Legacy in connection with the transactions contemplated herein. Neither ViewPoint nor any other Person shall have or be subject to any liability or indemnification obligation to Legacy or any other Person resulting from the distribution to Legacy, or the use by Legacy of, any such information, including any information, documents, projections, forecasts or other material made available to Legacy in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1.    Covenants of Legacy. During the period from the date of this Agreement and continuing until the Effective Time, Legacy agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that ViewPoint shall otherwise consent in writing (which consent shall not be unreasonably or untimely withheld):
(a)    Ordinary Course. Legacy and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Without the prior written consent of ViewPoint, Legacy shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any material respect, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.
(b)    Dividends; Changes in Stock. Legacy shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) for dividends by a wholly owned Subsidiary of Legacy, (y) for distributions to Legacy shareholders in an aggregate amount not to exceed 43.4 percent of the taxable income of Legacy during the period between January 1, 2013 through the Effective Date less $7,762,769 (but not including the Special Distribution), (iii) as specifically contemplated in Section 2.1(h) hereof, (iv) the declaration and payment of regular cash dividends on any currently outstanding trust preferred securities issued by any Subsidiary of Legacy in accordance with the terms of the Legacy Trust Documents entered into by such Subsidiary, (v) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (vi) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed in Legacy Disclosure Schedule 5.1(b)).
(c)    Issuance of Securities. Legacy shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Legacy.
(d)    Governing Documents. Legacy shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its charter, certificate of formation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 5.1(e) or Section 5.1(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of Legacy.
(e)    No Acquisitions. Legacy shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing equity interest in or the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other DPC acquisitions in the ordinary course of business.
(f)    No Dispositions. Except for sales of OREO, mortgages originated or held by LegacyTexas Bank in the ordinary course of business consistent with past practice, investment securities in the ordinary course of business consistent with past practice, and sales of assets as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, Legacy shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Legacy and its Subsidiaries) exceeding $1.0 million, in the aggregate, in any calendar month.
(g)    Related Transactions. Legacy and its Subsidiaries shall cooperate with ViewPoint and its Subsidiaries to cause (i) ViewPoint Bank to merge with and into LegacyTexas Bank, and (ii) so long as it cannot reasonably be expected to delay the Merger, the Legacy Subsidiaries other than LegacyTexas Bank to merge with or into one (1) or more of the Subsidiaries of ViewPoint, immediately after the Effective Time (the “Related Transactions”).
(h)    Indebtedness. Legacy shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long- term debt securities or warrants or rights to acquire any long‑term debt securities of Legacy or any of its Subsidiaries or guarantee any long-term debt securities of others, other than indebtedness of any Subsidiary of Legacy to Legacy or to another Subsidiary of Legacy, or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities, except as contemplated by Legacy Disclosure Schedule 3.16.
(i)    Loans. Legacy shall not, and shall not permit any of its Subsidiaries to, make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of $5 million, but ViewPoint will be deemed to have given its consent under this Section 5.1(i) unless ViewPoint objects to such transaction no later than 48 hours (weekends and bank holidays excluded) after delivery by Legacy to ViewPoint of the documentation utilized by Legacy relating to the making, renewal or alteration of such loan.
(j)    Other Actions. Legacy shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 7.1(f).
(k)    Accounting Methods. Legacy shall not, and shall not permit any of its Subsidiaries to, make any material change in its methods of accounting in effect at September 30, 2013,

except as required by changes in GAAP or RAP as concurred in by Legacy’s independent auditors or required by a Governmental Entity.
(l)    Tax Matters. Legacy shall not, and shall not permit its Subsidiaries to, make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund.
(m)    Compensation and Benefit Plans. Except as contemplated by Legacy Disclosure Schedule 5.1(m), Legacy shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements or as provided under this Agreement) or terminate any Legacy Benefit Plan, or any agreement, arrangement, plan or policy between Legacy or a Subsidiary of Legacy and one or more of its directors or officers, (ii) except for normal pay increases to rank and file employees in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits, (iv) provide that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation, shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event, or (v) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award.
(n)    Investment Portfolio; Interest Rate Risk; Other Risk. Legacy shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by Legacy or any of its Subsidiaries (i) as set forth on Legacy Disclosure Schedule 5.1(n) or (ii) in an amount not exceeding $10 million per transaction with a duration of five years or less which is in the ordinary course of business consistent with past practice.
(o)    No Liquidation. Legacy shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.
(p)    Other Agreements. Legacy shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1.
Section 5.2.    Covenants of ViewPoint. Except as otherwise permitted or contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, ViewPoint agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that Legacy shall otherwise consent in writing (which shall not be unreasonably or untimely withheld):

(a)     Ordinary Course. ViewPoint and its Subsidiaries shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time.
(b)     Governing Documents. ViewPoint shall not, nor shall it permit any of its Subsidiaries to, (i) amend the ViewPoint Charter or bylaws of ViewPoint in a manner that would adversely affect Legacy or any of its Subsidiaries, (ii) declare, or make payments of, any cash dividend or distribution on ViewPoint Common Stock, except for its quarterly dividend, the timing of the declaration and payment of each such quarterly dividend to be consistent with past practice, (iii) take any action that would reasonably be expected to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code, (iv) take any action that is likely to materially impair ViewPoint’s ability to perform any of its obligations under this Agreement or ViewPoint Bank to perform any of its obligations under the Bank Merger Agreement, or (v) agree or commit to do any of the foregoing.
Section 5.3.    Transition. In order to facilitate the integration of the operations of Legacy and ViewPoint and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of Legacy and ViewPoint shall, and shall cause its Subsidiaries to, consult with the other on all strategic, integration and operational matters to the extent such consultation is deemed necessary or appropriate by ViewPoint and is not in violation of Applicable Legal Requirements. Without in any way limiting the provisions of Section 6.3, Legacy and ViewPoint, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other Party, be entitled to review the operations and visit the facilities of the other Party and its Subsidiaries at all times as may be deemed reasonably necessary by ViewPoint or Legacy, as the case may be, in order to accomplish the foregoing arrangements.
Section 5.4.    Advice of Changes; Government Filings.
(a)    Each Party shall confer on a regular and frequent basis with the other, report, subject to Section 5.6, on operational matters, and promptly advise the other orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party or the Surviving Corporation or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied any condition set forth in Article VII or give rise to any right of termination under Article VIII unless the underlying breach shall independently constitute such a failure or give rise to such a right.
(b)    Legacy and ViewPoint shall file all reports, schedules, applications, registrations, and other information required to be filed by each of them with all other relevant

Governmental Entities and to obtain all of the Requisite Regulatory Approvals between the date of this Agreement and the Effective Time. Legacy, LegacyTexas Bank, ViewPoint and ViewPoint Bank shall file all Bank Call Reports with the appropriate Governmental Entity and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and, to the fullest extent permitted by Applicable Legal Requirements, shall make available to the other Party copies of all such reports promptly after the same are filed. Each of Legacy and ViewPoint shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to Applicable Legal Requirements relating to the exchange of information, with respect to all the information relating to the other Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as reasonably practicable. Each Party agrees that to the extent practicable it shall consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.
Section 5.5.    Insurance. During the period from the date of this Agreement and continuing until the Effective Time, each of ViewPoint and Legacy shall, and shall cause their respective Subsidiaries to, (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters which could reasonably give rise to a claim prior to the Effective Time.
Section 5.6.    No Control of Other Party’s Business. Nothing contained in this Agreement (including Section 5.3) shall give ViewPoint, directly or indirectly, the right to control or direct the operations of Legacy or shall give Legacy, directly or indirectly, the right to control or direct the operations of ViewPoint prior to the Effective Time. Prior to the Effective Time, each of Legacy and ViewPoint shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.7.    Satisfaction of Closing Conditions. During the period from the date of this Agreement and continuing until the Effective Time, each of ViewPoint and Legacy shall, and shall cause their respective Subsidiaries to, (a) use their commercially reasonable efforts to cause to be delivered at the Closing all documents required by Article VII, as applicable.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1.    Preparation of Proxy Statement/Prospectus; Shareholders Meeting.
(a)    As promptly as reasonably practicable following the date hereof, ViewPoint shall prepare a registration statement on Form S-4 (which shall include the proxy statement of Legacy for the Legacy Shareholder Meeting and the prospectus of ViewPoint (such proxy statement/prospectus, and all amendments, supplements, annexes and exhibits thereto, the “Proxy Statement/Prospectus”)) to be filed by ViewPoint with the SEC with respect to the issuance of the ViewPoint Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S‑4‑”). ViewPoint shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the staff of the SEC and to have the Form S-4 declared effective by order of the SEC as promptly as is reasonably practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. ViewPoint shall, as promptly as reasonably practicable after receipt thereof, provide Legacy with all written comments and advise Legacy of all oral comments with respect to Form S-4 received from the staff of the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Proxy Statement/Prospectus and ViewPoint shall cooperate and provide Legacy with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Form S-4 (and give reasonable consideration to the comments from Legacy) prior to filing such with the SEC, and ViewPoint shall provide Legacy with a copy of all such filings made with the SEC. ViewPoint shall use commercially reasonable best efforts to take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, and all applicable foreign and state securities and “blue sky” laws in connection with the Merger, and the issuance of the ViewPoint Common Stock in connection with the Merger and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. ViewPoint shall advise Legacy, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the filing of each supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of the ViewPoint Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of or supplement to the Form S-4, SEC comments thereon, whether written or oral, and, in advance, ViewPoint’s proposed responses thereto or SEC requests for additional information or materials, and each Party shall similarly advice and cooperate with the other with respect to the Proxy Statement/Prospectus. If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify and consult with the other Party hereto and, to the extent required by law, rules or regulations, shall cooperate with the other Party (including giving due consideration to the comments received from the other Party) to provide that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Legacy.
(b)    Legacy shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Texas and the Legacy Charter and Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Legacy Shareholder Meeting”) for the purpose of obtaining the Required Legacy Vote within ten (10) Business Days following the date the S-4 is declared effective under the Securities Act and (B) schedule the Legacy Shareholder Meeting to take place on a date that is within thirty (30) days after the notice date; (ii) use its commercially reasonable best efforts to (x) cause the Legacy Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Required Legacy Vote; and (iii) subject to Section 3.2, include in the Proxy Statement/Prospectus and at all other times the recommendation that the Legacy shareholders approve this Agreement and the Merger (the “Legacy Board

Recommendation”). Legacy shall adjourn or postpone the Legacy Shareholder Meeting as of the time for which such meeting is originally scheduled if there are insufficient shares of Legacy Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Legacy has not received proxies representing a sufficient number of shares necessary to obtain the Required Legacy Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Legacy Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Legacy at the Legacy Shareholder Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.
Section 6.2.    No Solicitation.
(a)    Legacy agrees that, except as expressly permitted by Section 6.2(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers and directors (the “Legacy Individuals”) not to, and will use its commercially reasonable best efforts to cause Legacy and its Subsidiaries’ employees, agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Legacy Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“Legacy Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided, however, that none of the foregoing shall prohibit Legacy or the Legacy Individuals or Legacy Representatives from informing any Person of the provisions of this Section 6.2 or from contacting any Person (or such Person’s representatives) who has made, after the date of this Agreement, an Acquisition Proposal solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal. Legacy will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than ViewPoint with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)    Notwithstanding anything to the contrary in Section 6.2(a), at any time from the date of this Agreement and prior to obtaining the Required Legacy Vote, in the event Legacy receives an unsolicited Acquisition Proposal and the Legacy Board (or any committee thereof) determines in good faith that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, Legacy may, and may permit its Subsidiaries and the Legacy Individuals and the Legacy Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Legacy with respect to confidentiality than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Legacy Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Legacy Board (or any committee thereof) determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law.

(c)    The Legacy Board shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to ViewPoint, the Legacy Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to ViewPoint the Legacy Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Legacy Board (including any committee thereof) may, at any time prior to obtaining the Required Legacy Vote, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Legacy Board (or the applicable committee thereof) determines in good faith (after consultation with counsel) constitutes a Superior Proposal; provided, however, that the Legacy Board may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(e), with respect to an Acquisition Proposal until it has given ViewPoint at least four (4) business days, following ViewPoint’s initial receipt of written notice that the Legacy Board has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by ViewPoint, the Legacy Board determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)    Legacy will promptly (and in any event within two (2) business days) advise ViewPoint in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep ViewPoint apprised of any related material developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a reasonably current basis.
(e)    As used in this Agreement, the following terms have the meanings set forth below:
“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation, reorganization, recapitalization or other business combination involving Legacy or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Legacy or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
“Superior Proposal” means a written Acquisition Proposal that the Legacy Board (or any committee thereof) concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger (i) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.
(f)    Nothing in this Agreement shall prohibit Legacy or the Legacy Board (or any committee thereof) from making any communication or disclosure to the Legacy shareholders that the Legacy Board (or applicable committee thereof) determines, after consultation with outside counsel, is required under applicable law.
Section 6.3.    Access to Information.
(a)    Upon reasonable notice, Legacy and ViewPoint shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, each of Legacy and ViewPoint shall (and shall cause each of their respective Subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents which such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as such other Party may reasonably request. Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    As soon as practicable after the end of each month, Legacy will deliver to ViewPoint in electronic form (i) the monthly deposit and loan trial balances of LegacyTexas Bank, (ii) the monthly analysis of LegacyTexas Bank's investment portfolio, and (iii) the monthly balance sheet and income statement of Legacy and its Subsidiaries.
(c)    The Parties shall hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the agreement, dated as of September 17, 2013, among Legacy and ViewPoint (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect until immediately following the Effective Time.
(d)    No such investigation by either ViewPoint or Legacy shall affect the representations and warranties of any Party expressly made in this Agreement.
(e)    Legacy shall permit, and shall cause its Subsidiaries to permit, ViewPoint and/or an environmental consulting firm selected by ViewPoint, at the sole expense of ViewPoint, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Legacy or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at ViewPoint's sole expense), ViewPoint shall indemnify Legacy and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(f)    Two directors and/or officers of ViewPoint or ViewPoint Bank (but not to exceed two individuals in the aggregate) designated by the ViewPoint Board shall be invited and entitled to attend all meetings of the Legacy Board and the board of directors of LegacyTexas Bank (and loan, ALCO, liquidity and executive committee meetings (or functional equivalents)); provided, however, such individuals (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement or an Acquisition Proposal, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate application law, regulation or orders, decrees or determinations of a Governmental Entity, or (C) discussions relating to matters which are otherwise reasonably deemed by the Legacy Board to be confidential (together, “Legacy Board Confidential Matters”). Board packages and notices shall be submitted by Legacy and LegacyTexas Bank to the Chief Executive Officer of ViewPoint for distribution to ViewPoint’s designated attendees simultaneously with their submission to board members; provided information relating to Legacy Board Confidential Matters may be excluded therefrom.
(g)    Two directors and/or officers of Legacy or LegacyTexas Bank (but not to exceed two individuals in the aggregate) designated by the Legacy Board shall be invited and entitled to attend all meetings of the ViewPoint Board and the board of directors of ViewPoint Bank (and loan, ALCO, liquidity and executive committee meetings (or functional equivalents)); provided, however, such individuals (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate application law, regulation or orders, decrees or determinations of a Governmental Entity or (C) discussions relating to matters which are otherwise reasonably deemed by the ViewPoint Board to be confidential (together, “ViewPoint Board Confidential Matters”). Board packages and notices shall be submitted by ViewPoint and ViewPoint Bank to the Chief Executive Officer of Legacy and for distribution to Legacy’s designated attendees with their submission to board members; provided information relating to ViewPoint Board Confidential Matters may be excluded therefrom.
Section 6.4.    Reasonable Best Efforts.
(a)    Each of Legacy and ViewPoint shall, and shall cause its respective Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and the Bank Merger and make effective the other transactions contemplated hereby as promptly as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, each Party shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and to consummate the Merger and the Bank Merger, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Corporation having an effect of the type referred to in Section 7.1(f). In furtherance and not in limitation of the Parties’ obligations under this Section 6.3, each of the Parties further agrees as follows:
(i)    Within forty-five (45) days of the execution of this Agreement, each of Legacy and ViewPoint shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings, applications, registrations, and notices in order to obtain the Requisite Regulatory Approvals.

(ii)    The Parties shall cooperate with each other and shall each furnish the other and the other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, filing, notice, registrations, or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the Merger and Bank Merger. Legacy and ViewPoint shall have the right to review reasonably in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Party). In addition, Legacy and ViewPoint shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by the providing Party).
(iii)    Subject to Applicable Legal Requirements, Legacy and ViewPoint shall permit each other to review and discuss reasonably in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity (except for any confidential portions thereof).
(iv)    Legacy and ViewPoint shall promptly inform each other of and supply to each other any substantive communication (or other correspondence or memoranda) received by them from, or given by them to, any Governmental Entity, in each case, regarding any of the transactions contemplated hereby.
(v)    Legacy and ViewPoint shall provide that representatives of Legacy and ViewPoint shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Entity or other organization relating to any Requisite Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement, except as may otherwise be requested or required by such Governmental Entity. In furtherance of the foregoing, Legacy and ViewPoint shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.
(b)    ViewPoint agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments, including any required legal opinions, required for the due assumption of Legacy’s outstanding debt, guarantees, trust preferred securities and other securities to the extent required by the terms of such debt, guarantees, trust preferred securities and securities and the instruments and agreements relating thereto, including under each of the Indentures dated as of (i) March 17, 2004, between Wells Fargo Delaware Trust Company, as trustee, and Legacy and October 6, 2006, between Wells Fargo Delaware Trust Company, as trustee, and Legacy relating to the issuance by Legacy of its Junior Subordinated Deferrable Interest Notes due April 7, 2034 and December 15, 2036, respectively.
(c)    Each of Legacy and ViewPoint and their respective boards of directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to provide that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.
Section 6.5.    Issuance of ViewPoint Common Stock. The shares of ViewPoint Common Stock to be issued by ViewPoint to the shareholders of Legacy pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.
Section 6.6.    Stock Exchange Listing. ViewPoint shall use all reasonable best efforts to cause the shares of ViewPoint Common Stock to be issued in the Merger to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.
Section 6.7.    Employee Benefit Plans and Employee Matters..
(a)    ViewPoint and Legacy agree that, except as otherwise provided herein (including as set forth in ViewPoint Disclosure Schedule 6.7(a)) and unless otherwise mutually determined, the ViewPoint Benefit Plans and Legacy Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time, with respect to employees covered by such plans at the Effective Time, and the Surviving Corporation shall during calendar year 2014 formulate Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect both to employees who were covered by the ViewPoint Benefit Plans and Legacy Benefit Plans at the Effective Time, and employees who were not covered by such plans at the Effective Time, that provide benefits for services on a basis that does not discriminate between employees who were covered by the ViewPoint Benefit Plans and employees who were covered by the Legacy Benefit Plans. Legacy shall adopt such amendments to the Legacy Benefit Plans as requested by ViewPoint to implement the foregoing and to avoid the duplication of benefits. Notwithstanding any other provision of this Agreement, if requested by ViewPoint, Legacy shall terminate any plans, policies, programs or arrangements designated by ViewPoint, such termination to be effective prior to the Effective Time.
(b)    Legacy and ViewPoint further agree that, to the extent that employees of Legacy are covered by Benefit Plans of the Surviving Corporation, the Surviving Corporation shall: (i) provide employees of Legacy and its Subsidiaries and employees of ViewPoint and its Subsidiaries credit for all years of service with Legacy or any of its Subsidiaries and their predecessors, prior to the Effective Time, for the purpose of vesting (other than the employee stock ownership portion of the ViewPoint Bank 401(k) Employee Stock Ownership Plan) and eligibility, (ii) use its reasonable best efforts to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Benefit Plans applicable to the individual immediately prior to the Closing Date) and eligibility waiting periods under group health plans of the Surviving Corporation to be waived with respect to employees of Legacy and its Subsidiaries and ViewPoint and its Subsidiaries who remain as employees of the Surviving Corporation or its Subsidiaries (and their eligible dependents) and (iii) use its reasonable best efforts to cause to be credited, for purposes of the Surviving Corporation’s health plans, any deductibles or out-of-pocket expenses incurred by employees of Legacy and its Subsidiaries and ViewPoint and its Subsidiaries and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Surviving Corporation’s health plans with the objective that there be no double counting during the year in which the Closing Date occurs of such deductibles or out-of-pocket expenses. Notwithstanding the preceding sentence, to the extent that the Surviving Corporation reasonably determines that legal, administrative, or other impediments make compliance with the preceding sentence not reasonably practicable or that such compliance would result in the duplication of benefits, the Surviving Corporation shall have no obligations or liabilities with respect to the requirements of the preceding sentence. Legacy and ViewPoint hereby further agree that, except as otherwise specified in this Agreement, the Surviving Corporation shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of Legacy and its Subsidiaries and ViewPoint and its Subsidiaries to the extent such rights are disclosed in this Agreement (including Schedules) or in documents provided pursuant to this Agreement. Without limiting the generality of the foregoing, the Surviving Corporation shall recognize and honor all unused sick leave and unused vacation accrued by the employees of ViewPoint and its Subsidiaries and Legacy and its Subsidiaries as of the Effective Time, notwithstanding any limitations on sick leave accruals or carry-overs or vacation accruals applicable under ViewPoint’s sick leave or vacation accrual policies.
Section 6.8.    Section 16 Matters and Legacy Restricted Shares. Prior to the Effective Time, Legacy and ViewPoint shall each take all such steps as may be required to cause any acquisitions of ViewPoint Common Stock (including derivative securities with respect to ViewPoint Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act. Legacy shall deliver to ViewPoint the Section 16 Information reasonably in advance of the Effective Time, and the ViewPoint Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Legacy Insiders of ViewPoint Common Stock in exchange for shares of Legacy Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Legacy to ViewPoint prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.
Section 6.9.    Fees and Expenses. Whether or not the Merger are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2 hereof and except that (a) if the Merger and the Bank Merger are consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on either Party in connection with the Merger, and (b) the filing fees and printing and mailing expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by ViewPoint and Legacy.
Section 6.10.    Indemnification; Directors’ and Officers’ Insurance.
(a)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by Applicable Legal Requirements, indemnify, defend and hold harmless, and provide advancement of expenses to, each individual who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Legacy or any of its Subsidiaries (the “Indemnified Parties,” and each, an “Indemnified Party”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such individual is or was a director, officer or employee of Legacy or any Subsidiary of Legacy or ViewPoint or any Subsidiary of ViewPoint, and

pertaining to any matter existing or occurring, or any acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by Legacy pursuant to its and its Subsidiaries’ respective charter, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Legacy and its Subsidiaries.
(b)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Legacy (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that if such premiums for such insurance would at any time exceed 200% of the premiums paid as of the date hereof by Legacy for such insurance (“Legacy’s Current Premium”), then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of Legacy’s Current Premium. In lieu of the foregoing, Legacy shall, at the request of ViewPoint, obtain on or prior to the Effective Time a six-year “tail” policy or “extended discovery period” under Legacy’s existing directors and officers insurance policy providing single limit (not annual) equivalent coverage to that described in the preceding sentence.
(c)    The Surviving Corporation shall indemnify each Indemnified Party for all expenses, including reasonable fees and expenses of counsel, that such Indemnified Party may incur in successfully enforcing the indemnity and other obligations provided for in this Section 6.9 to the extent permitted by applicable law and Applicable Legal Requirements.
(d)    If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.
(e)    The provisions of this Section 6.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
Section 6.11.    Public Announcements. Except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules or regulations of Nasdaq, ViewPoint and Legacy shall use reasonable best efforts (a) to develop a joint communications plan, and (b) to provide that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Bank Merger Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules of Nasdaq or to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Section 6.11 to the contrary, Legacy or ViewPoint may make any disclosure or communication pursuant to Section 6.2 without complying with the provisions of this Section 6.11.
Section 6.12.    Tax Matters. Legacy and ViewPoint each shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time or the Effective Time, as the case may be, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (b) Legacy and ViewPoint each agree to file all tax returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 6.13.    Untrue Representations. Each Party shall promptly notify the other Party in writing if such notifying Party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other Party or any representation or warranty made in or pursuant to this Agreement or that results in the notifying Party’s failure to comply with any covenant, condition or agreement contained in this Agreement.
Section 6.14.    Litigation and Claims. Each Party shall promptly notify the other Party in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against the notifying Party or affecting any of its properties, Subsidiaries or affiliates and each Party shall promptly notify the other Party of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of the notifying Party, threatened against the notifying Party that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by the notifying Party pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby. Each Party shall give the other Party the opportunity to participate in the defense or settlement of any shareholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Neither Party may enter into any settlement agreement in respect of any shareholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without other Party’s prior written consent (such consent not to be unreasonably withheld or delayed). For purposes of this Section 6.14, “participate” means that the non-litigating Party will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by the litigating Party (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non‑litigating Party may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above.
Section 6.15.    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action, including the execution of all necessary and desirable agreements, certificates, instruments and documents.
Section 6.16.    Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of Legacy shall enter into a Director Support Agreement with ViewPoint (each a “Director Support Agreement”) The form of the Director Support Agreement is attached as Exhibit B hereto.
Section 6.17.    Disclosure Schedules. At least ten (10) days prior to the Closing, each Party agrees to provide the other Party with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.
Section 6.18.    Change of Method. ViewPoint with the written consent of Legacy, which shall not be unreasonably withheld, shall be entitled to, at any time prior to the Closing Date, to change the method or structure of effecting the combination of Legacy and ViewPoint (including the provisions of Article I) and the Bank Merger, if and to the extent that ViewPoint deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change in any way the type or amount of the Merger Consideration, (ii) adversely affect the Tax treatment of Legacy shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Legacy or ViewPoint pursuant to this Agreement or (iv) materially impede or delay the consummation of the transaction contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 8.3.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1.    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:
(a)    Shareholder Approval. Legacy shall have obtained the Required Legacy Vote.
(b)    Stock Exchange Listing. The shares of ViewPoint Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.
(c)    Other Approvals. Other than the filings provided for by Section 1.2, (i) all authorizations, consents, orders or approvals of, or declarations, notices, filings or registrations with, and all expirations and terminations of waiting periods required from, any Governmental Entity which are necessary to obtain the Requisite Regulatory Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect, and (ii) any other consents or approvals from any Governmental Entity or other third party relating to the Merger, the Bank Merger or any of the other transactions provided for in this Agreement, except in the case of clause (ii) for those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, shall have been obtained, and all such consents or approvals shall be in full force and effect.

(d)    Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
(e)    No Injunctions or Restraints; Illegality. No restraining order, injunction, writ, decree or other order issued by any court of competent jurisdiction preventing, enjoining or restraining the consummation of the Merger, the Bank Merger, or any of the transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect (an “Injunction”) and no action brought by a Governmental Entity with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, in effect or enforced by any Governmental Entity which makes the consummation of the Merger illegal.
(f)    Absence of Material Adverse Effect. No Requisite Regulatory Approval shall have been granted subject to any condition or conditions which, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or Bank Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) requires any of the Parties, including the Surviving Corporation, to pay any amounts that would be material to any of the Parties, including the Surviving Corporation, or to divest any banking office, line of business or operations or to increase its regulatory capital, or (ii) imposes any condition, requirement or restriction upon the Surviving Corporation or its Subsidiaries, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to impose a Material Adverse Effect on the Surviving Corporation.
Section 7.2.    Conditions to Obligation of ViewPoint. The obligation of ViewPoint to effect the Merger is subject to the satisfaction of the following conditions unless waived by ViewPoint:
(a)    Representations and Warranties. The representations and warranties of Legacy shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date); provided, that no representation and warranty of Legacy shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Legacy or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of Legacy or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Legacy. Notwithstanding the foregoing, as of the Closing Date, the number of issued and outstanding shares of Legacy Common Stock (including Restricted Shares) shall not exceed 2,220,032 and Section 3.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.
(b)    Performance of Obligations. Legacy shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ViewPoint shall have received a certificate signed on behalf of Legacy by the chief executive officer and by the chief financial officer of Legacy to such effect.

(c)    Officers’ Certificate. Legacy shall have provided ViewPoint with a certificate duly executed by the chief executive officer and the chief financial officer of Legacy certifying that the conditions set forth in Section 7.2(a) and (b) have been satisfied.
(d)    Reorganization Tax Opinion. ViewPoint shall have received the opinion of Silver, Freedman & Taff, LLP, counsel to ViewPoint, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to ViewPoint shall be entitled to rely upon customary assumptions and representations provided by ViewPoint and Legacy.
(e)    S Corporation Tax Opinion. Legacy shall have received an opinion of Hunton & Williams LLP in form and substance reasonably satisfactory to ViewPoint, with respect to the matters set forth on Legacy Disclosure Schedule 7.2(e).
(f)    Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Legacy.
(g)    Dissenting Shares. Dissenting Shares shall be less than 12.5% of the issued and outstanding Legacy Common Stock.
Section 7.3.    Conditions to Obligation of Legacy. The obligation of Legacy to effect the Primary Merger is subject to the satisfaction of the following conditions unless waived by Legacy:
(a)    Representations and Warranties. The representations and warranties of ViewPoint shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date); provided, that no representation or warranty of ViewPoint shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of ViewPoint or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of ViewPoint or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on ViewPoint.
(b)    Performance of Obligations. ViewPoint shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Legacy shall have received a certificate signed on behalf of ViewPoint by the chief executive officer and by the chief financial officer of ViewPoint to such effect.
(c)    Officers’ Certificate. ViewPoint shall have provided Legacy with a certificate duly executed by the chief executive officer and the chief financial officer of ViewPoint certifying that the conditions set forth in Section 7.3(a) and (b) have been satisfied.

(d)    Tax Opinion. Legacy shall have received the opinion of Hunton & Williams, LLP, counsel to Legacy, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to ViewPoint, shall be entitled to rely upon customary assumptions and representations provided by ViewPoint and Legacy.
(e)    Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on ViewPoint.
ARTICLE VIII
TERMINATION AND AMENDMENT
Section 8.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after receipt of the Required Legacy Vote:
(a)    by mutual consent of ViewPoint and Legacy in a written instrument;
(b)    by either ViewPoint or Legacy, upon written notice to the other Party, if (i) a Governmental Entity from which a Requisite Regulatory Approval is required has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable or (ii) any Governmental Entity shall have issued an order, writ, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, writ, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.3 or any other provision of this Agreement primarily shall have resulted in, or materially contributed to, such action;
(c)    by either ViewPoint or Legacy, upon written notice to the other Party, if the Merger shall not have been consummated on or before June 30, 2014; provided, however, that (i) such date may be extended one or more times, but not to a date any later than August 31, 2014, by notice from either Party delivered to the other Party on or before June 30, 2014, or the later date to which such date has then been most recently extended as provided herein, if the only condition to the Closing that has not been satisfied or is not capable of being satisfied as of the date such notice is delivered is receipt of any Requisite Regulatory Approval and the satisfaction of such condition remains reasonably possible and (ii) the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement shall have resulted in, or principally caused, the failure of the Effective Time to occur on or before such date;
(d)    by ViewPoint, upon written notice to Legacy, if (i) the Legacy Board at any time effects a Change in Recommendation or fails to include the Legacy Board Recommendation in the Proxy Statement/Prospectus, (ii) the Legacy Board fails to reaffirm the Legacy Board Recommendation within 2 business days after ViewPoint requests in writing that such action be taken, recommends or endorses an Acquisition Proposal, or fails to issue a press release announcing its opposition to an Acquisition Proposal within 5 business days after an Acquisition Proposal is publicly announced or becomes publicly known, (iii) Legacy enters into a Legacy Acquisition Agreement, (iv) a tender offer or exchange offer

(whether or not conditional) relating to shares of Legacy’s capital stock shall have been commenced and the Legacy Board (or any committee thereof) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, that Legacy’s shareholders reject (and not tender their shares of Legacy Common Stock pursuant to) such tender offer or exchange offer within 10 Business Days after the commencement of such tender offer or exchange offer (including, for these purposes, by taking no or a “neutral” position with respect to the acceptance by the Legacy’s shareholders of any such tender offer or exchange offer within such period, which shall constitute a failure to recommend the rejection of such offer), or (v) Legacy intentionally or materially breaches Section 6.1(b) or Section 6.2;
(e)    by Legacy, upon written notice to ViewPoint, if (i) Legacy enters into a Legacy Acquisition Agreement not in violation of Section 6.2, and (ii) concurrently with such termination, Legacy pays the Legacy Termination Fee to ViewPoint by wire transfer of immediately available funds as provided in Section 8.2(b);
(f)    by either ViewPoint or Legacy, upon written notice to the other Party, if any application for Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity from which a Requisite Regulatory Approval is required or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, imposes a Material Adverse Effect on the Surviving Corporation, as applicable.
(g)    by either ViewPoint or Legacy, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a), Section 7.3(b), Section 7.3(a) or Section 7.2(b), as the case may be, and which breach has not been cured within 30 days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;
(h)    by either ViewPoint or Legacy, upon written notice to the other Party, if a vote shall have been taken at the duly convened Legacy Shareholder Meeting, and the Required Legacy Vote shall not have been obtained;
(i)    by ViewPoint, upon written notice to Legacy, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Legacy; or
(j)    by Legacy, upon written notice to ViewPoint, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to ViewPoint.
Section 8.2.    Effect of Termination.
(a)    In the event of termination of this Agreement by either Legacy or ViewPoint as provided in Section 8.1, this Agreement shall, to the fullest extent permitted by Applicable Legal Requirements, forthwith become void and of no effect and there shall be no liability or obligation on the part of ViewPoint or Legacy or their respective officers or directors, except with respect to Sections 3.31, 4.30, 6.2(b) and 6.8, this Section 8.2 and Article IX, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its own fraud or willful and material breach of this Agreement.

(b)    Legacy shall pay ViewPoint, by wire transfer of immediately available funds, the sum of $8.4 million (the “Legacy Termination Fee”) if this Agreement is terminated by ViewPoint pursuant to Section 8.1(d) or by Legacy pursuant to Section 8.1(e). Legacy may not effect a termination under Section 8.1(e) unless Legacy pays the Legacy Termination Fee concurrently with such termination.
(c)    Each of ViewPoint and Legacy acknowledge that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the other Party would not have entered into this Agreement. Accordingly, if ViewPoint or Legacy, as applicable, fails to pay when due any amounts required to be paid by it pursuant to Section 8.2(b), and in order to obtain such payment, the other Party commences an action, suit or proceeding which results in a judgment against ViewPoint or Legacy, respectively, for such amounts, then in addition to the amount of such judgment, ViewPoint or Legacy, as applicable, shall pay to the other Party an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the other Party in connection with such action, suit or proceeding, together with interest on all unpaid amounts from the date such amounts were required to be paid under this Agreement at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus 3%. The Parties further acknowledge that the damages resulting from any termination of this Agreement under circumstances in which a Termination Fee is payable hereunder, are uncertain and incapable of accurate calculation, and that the amounts payable hereunder are reasonable estimates of the actual damages that may be uncured and in the event that any Party hereto shall receive full payment of a Termination Fee pursuant to Section 8.2, the receipt of such Termination Fee shall be deemed to constitute liquidated damages and not a penalty, for any and all issues or damages suffered or incurred by such Party or any of its affiliates or other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Legacy, ViewPoint, Merger Sub or any of their respective affiliates or any other Person shall be entitled to bring, assert, commence or maintain any claim, action or proceeding against any Party hereto or any of its Affiliates for monetary damages or for equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated thereby or any matters forming the basis for such termination, except in the case of the fraud or intentional and material breach of this Agreement by any Party or as otherwise specified in Section 9.10. Under no circumstances shall any Party be obligated to pay more than one (1) Termination Fee.
Section 8.3.    Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, but, after any such approval, no amendment shall be made which by law requires further approval by shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
Section 8.4.    Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any breaches in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1.    Definitions. Except as otherwise provided herein, the terms set forth in this Agreement shall have the meanings given to such terms in the applicable sections of this Agreement and the capitalized terms set forth below shall have the following meanings:
“Applicable Legal Requirements” means any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.
“Business Day” means any day, other than Saturday, Sunday or a federal or state holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.
“Constituent Corporations” means each of ViewPoint and Legacy.
“Effective Date” means the date on which the Effective Time occurs.
“EGTRRA” means the Economic Growth and Tax Relief Reconciliation Act of 2001.
“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.
“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Legacy Acquisition Agreement” means a definitive agreement providing for a Superior Proposal with respect to Legacy pursuant to Section 6.2 of the Agreement.
“Legacy Charter” means the Amended and Restated Certificate of Formation of Legacy as on file with the Secretary of State of the State of Texas.
“Legacy Insiders” means those officers and directors of Legacy who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.
“Legacy Restricted Share” means any share of Legacy Common Stock that remains subject to restrictions imposed pursuant to the Legacy Stock Plans that do not lapse upon the Effective Time.
“Legacy Trusts” means Legacy Capital Trust II, and Legacy Capital Trust III.
“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.
“IRS” means the United States Internal Revenue Service.
“Loans” means loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles, including generally accepted accounting principles.
“Material” means, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement;
“Material Adverse Effect” means, with respect to any Party, any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Party and its Subsidiaries, taken as a whole; on the ability of such Person to perform its obligations hereunder or under the Bank Merger Agreement on a timely basis; or on the ability of such Party to consummate the Merger or the Bank Merger as contemplated hereby; provided, however, that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect”: Any change or event occurring after the date of this Agreement that is caused by or results from (i) changes in prevailing interest rates, currency exchange rates, credit or United States capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (ii) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated Texas domiciled chartered banks operating in Plano/Frisco, Texas, (iii) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated Texas domiciled chartered banks operating in

Plano/Frisco, Texas, (iv) changes in GAAP or RAP applicable to banks and their holding companies generally, (E) actions or omissions of ViewPoint or Legacy required by the terms of this Agreement taken with the prior written consent of the other or required hereunder, (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated Texas domiciled banks, (G) the announcement of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreement, including any shareholder litigation relating to the Merger and the other transactions contemplated by this Agreement, (H) a decline in the price of the ViewPoint Common Stock on Nasdaq (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(G) of this definition), or (I) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(H) of this definition).
“Nasdaq” means the Nasdaq Global Select Market or The Nasdaq Stock Market, Inc., as applicable.
“Permitted Liens” with respect to any Person, means (i) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with generally accepted accounting principles and regulatory accounting principles; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with generally accepted accounting principles and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (vi) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) liens on assets of Subsidiaries of such Person which are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (viii) pledges of securities to secure fed funds borrowings from other banks.
“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.
“Properties” includes all real property owned or leased, including, but not limited to, properties that have been foreclosed on as well as their respective premises and all improvements and fixtures thereon.
“Requisite Regulatory Approvals” means all regulatory approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the Merger and the Bank Merger and the expiration or termination of all applicable waiting periods.
“SEC” means the United States Securities and Exchange Commission.
“Section 16 Information” means information accurate in all material respects regarding the Legacy Insiders, the number of shares of Legacy Common Stock held by each such Legacy Insider and the number and description of the Legacy Stock Options and Legacy Restricted Shares held by each such Legacy Insider.
“Subsidiary” means, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.
“Voting Debt” means all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote.
“ViewPoint Charter” means the Restated Articles of Incorporation of ViewPoint as on file with the Secretary of State of the State of Maryland.
Section 9.2.    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.3.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.
(a)    if to ViewPoint, to
ViewPoint Financial Group, Inc.
1309 W. 15th Street
Plano, Texas 75075
Attention:    Kevin J. Hanigan and Scott Almy, Esq.
Facsimile:    (469) 467-1045
with a copy (which shall not constitute notice) to

Silver, Freedman & Taff, L.L.P.
3299 K Street, Suite 100
Washington, D.C. 20007
Attention:     Martin L. Meyrowitz, P.C.
Facsimile:    (202) 337-5502
and
(b)    if to Legacy, to
LegacyTexas Group, Inc.
5000 Legacy Drive
Plano, Texas 75024
Attention:    George A. Fisk, Vice Chairman and CEO
Facsimile:    (972) 461-7115
with copies (which shall not constitute notice) to

Hunton & Williams LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:    Peter G. Weinstock, Esq.
Facsimile:    (214) 740-7182
Section 9.4.    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to a virtual data room containing such information. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either Party, the actual knowledge of such Party’s executive officers. When a reference is made in this Agreement to “shareholder” or “shareholders,” such terms shall be interchangeable with “stockholder” or “stockholders” as it relates to ViewPoint and Legacy or is applicable under Maryland law. Each Party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith. Accordingly, any Applicable Legal Requirement that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.
Section 9.5.    Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.
Section 9.6.    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules to this Agreement, the Confidentiality Agreement and the Bank Merger Agreement) constitutes the entire agreement of the Parties and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties. Except as provided in Section 6.10, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of Legacy, ViewPoint or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of Legacy, ViewPoint, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Legacy, ViewPoint or the Surviving Corporation or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of Legacy, ViewPoint or the Surviving Corporation or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like. The disclosure in any correspondingly identified subsection of the disclosure schedules delivered by Legacy or ViewPoint, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections. The Legacy SEC Documents and the ViewPoint SEC Documents, as applicable, shall qualify the representations and warranties in Article III only to the extent it is reasonably apparent from a reading of such disclosure that it qualifies or applies to such representation or warranty. The inclusion of any information in the Legacy SEC Documents and the ViewPoint SEC Documents, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business.
Section 9.7.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
Section 9.8.    Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall, to the fullest extent permitted by Applicable Legal Requirements, be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 9.9.    Governing Law; Submission to Jurisdiction.
(a)    This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Texas, without reference to the conflict of laws principles thereof.
(b)    Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Texas, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of Texas, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.
(c)    Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 9.3 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 9.9(b), provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.
Section 9.10.    Enforcement. The Parties agree that irreparable injury, for which damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.10, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.11.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
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IN WITNESS WHEREOF, ViewPoint and Legacy have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

VIEWPOINT FINANCIAL GROUP, INC.	LEGACYTEXAS GROUP, INC.
By:________________________	By:__________________
Name: Kevin J. Hanigan	Name: George A. Fisk
Title: President and CEO	Title: Vice Chairman and CEO

SIGNATURE PAGE TO MERGER AGREEMENT

EXHIBIT A

BANK MERGER AGREEMENT
This Bank Merger Agreement (this "Agreement") is made and entered into to be effective the ____ day of ____________, ____, by and between ViewPoint Bank, National Association, Plano, Texas ("VPB"), and LegacyTexas Bank, a Texas chartered commercial bank, Plano, Texas ("LTB").
WHEREAS, ViewPoint Financial Group, Inc. ("ViewPoint Financial"), the sole shareholder of VPB, and LegacyTexas Group, Inc. ("LTG"), the sole shareholder of LTB, have entered into that certain Agreement and Plan of Merger, dated as of _________ _____ (the "Parent Merger Agreement"), pursuant to which LTG will merge into ViewPoint Financial, with ViewPoint Financial as the surviving corporation (the "Holding Company Merger").
NOW THEREFORE, in consideration of the premises and the agreements, representations, warranties and covenants set forth herein and in the Parent Merger Agreement, the parties hereby agree as follows:
1. Bank Merger. Pursuant to the provisions of Section 32.301 of the Texas Finance Code, provided that the Holding Company Merger has been consummated and on the same day as the Holding Company Merger, VPB shall merge with and into LTG, which shall be the surviving or resulting bank of the Bank Merger (the "Resulting Bank").
2. Effective Time of the Bank Merger. The Bank Merger shall be effective when specified in the certificate of merger to be issued by the Texas Department of Banking on the same day as, but only following, the consummation of the Holding Company Merger (the "Bank Merger Effective Time").
3.Name of the Resulting Bank. The name of the Resulting Bank shall be "LegacyTexas Bank."
4. Certificate of Formation and Bylaws. The Amended and Restated Certificate of Formation of Legacy Bank, the text of which is attached hereto as Exhibit 1, will become the Amended and Restated Certificate of Formation of the Resulting Bank until the same will be amended and changed as provided by law. The Bylaws of the Resulting Bank shall be the Bylaws of LTB as in effect immediately prior to the Bank Merger Effective Time.
5.Business. of the Resulting Bank. The business of the Resulting Bank shall be that of a Texas banking association. This business shall be conducted at the main office of VPB in Plano, Texas, and at its legally established branch offices, which shall include the branch offices of VPB and the home and branch offices of LTB.
6. Capital Stock. The amount of capital stock of the Resulting Bank shall be divided into [____] shares of common stock, par value $[__] per share. At the Bank Merger Effective Time,

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each share of common stock, par value $[__] per share, of LTB issued and outstanding immediately prior thereto shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Bank issued and outstanding immediately thereafter; and at the Bank Merger Effective Time, each share of common stock of VPB, $.01 par value per share, issued and outstanding, constituting all of the issued and outstanding capital stock of VPB, shall by virtue of the Bank Merger and without any action by the issuer or holder thereof, be retired and cancelled.

7. Effect of the Bank Merger. As of the Bank Merger Effective Time, the corporate existence of VPB shall be merged into and continued in the Resulting Bank and the Resulting Bank shall be deemed to be the same corporation as VPB and LTB. All rights, franchises, and interests of VPB in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Resulting Bank by virtue of the Bank Merger without any deed or other transfer. The Resulting Bank, at the Bank Merger Effective Time, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests of VPB, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by VPB immediately prior to the Bank Merger Effective Time. The Resulting Bank shall be responsible for all of VPB's liabilities of every kind and description, including liabilities arising from the operation of a trust department, existing as of the Bank Merger Effective Time.
8.Directors of the Resulting Bank. The directors of the Resulting Bank shall be the persons listed on Exhibit 2 to this Agreement. Terms and committee appointments shall be determined prior to the Bank Merger Effective Time.
9.Officers of the Resulting Bank. The senior executive officers of the Resulting Bank shall be as designated by the Board of Directors on or after the Bank Merger Effective Time.
10.Termination. This Agreement may be terminated or amended by the written consent of ViewPoint Financial and LTG or by action of the boards of directors of VPB and LTB. This Agreement shall terminate automatically without any action by the parties or by ViewPoint Financial and LTG in the event that the Parent Merger Agreement is terminated.
11.Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and, to the extent applicable, the laws of the State of Texas. This Agreement may be executed in counterparts, which together shall constitute a single instrument.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized signatories as of the date first written above.

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VIEWPOINT BANK, N.A.
Attest

By:
Name: Scott Almy		Name: Kevin J. Hanigan
Title: EVP, Chief Risk Officer		Title: President and CEO
and General Counsel

LEGACYBANK TEXAS
Attest

By:
Name:		Name: George Fisk
Title:		Title: Vice Chairman and CEO

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EXHIBIT B

SUPPORT AGREEMENT

November 25, 2013

ViewPoint Financial Group, Inc.
1309 W. 15th Street
Plano, Texas 75075

Ladies and Gentlemen:

ViewPoint Financial Group, Inc. (“ViewPoint”) and LegacyTexas Group, Inc. (“Legacy”) have entered into an Agreement and Plan of Merger, dated as of November __, 2013 (the “Merger Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, (a) Legacy will merge with and into Viewpoint (the “Merger”) with ViewPoint being the surviving corporation in the Merger (the “Surviving Corporation”); and (b) the shareholders of Legacy will, upon effectiveness of the Merger, become entitled to receive the consideration specified in the Merger Agreement.

Viewpoint has requested, as a condition to its execution and delivery to Legacy of the Merger Agreement, that the undersigned execute and deliver to Viewpoint a voting and non-competition agreement (this “Support Agreement”).

The undersigned, in order to induce Viewpoint to execute and deliver to Legacy the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a)    Agrees to be present (in person or by proxy) at all meetings of shareholders of Legacy called to vote for approval or adoption of the Merger Agreement and/or the Merger and any other actions in furtherance thereof so that all shares of common stock of Legacy over which the undersigned has, directly or indirectly, sole or shared voting power as of the voting record date(s) for such meetings will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares in favor of approval or adoption of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the Board of Directors of Legacy) and/or the Merger and any other actions in furtherance thereof;

(b)    Agrees not to sell, transfer or otherwise dispose of any shares of common stock of Legacy until after the approval or adoption of the Merger Agreement and/or the Merger, except for transfers to a lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Support Agreement;

(c)    Agrees, for a period of two years after the Closing Date (as defined in the Merger Agreement), not to, without the prior written consent of ViewPoint, directly or indirectly, (i) solicit business of any customers of the Surviving Corporation or any of its subsidiaries for products or

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services that are the same or similar to the products or services offered by the Surviving Corporation or any of its subsidiaries or affiliates; (ii) induce or entice any employee of, or other person or entity who has a business relationship, with the Surviving Corporation or any of its subsidiaries or affiliates, to terminate or adversely change his, her or its employment or business relationship with the Surviving Corporation or any of its subsidiaries or affiliates; (iii) acquire more than 1% of the outstanding voting equity securities of, charter, operate or own control of, any entity that, directly or indirectly through subsidiaries or affiliates, provides products or services similar to those provided by the Surviving Corporation or any of its subsidiaries in any market where the Surviving Corporation or any of its subsidiaries conducts business (a “Competing Entity”); or (iv) serve as an officer, director, employee, agent, consultant or service provider to any Competing Entity that has a location in the same county that, immediately following the Effective Time, ViewPoint or any of its subsidiaries or affiliates (other than as an outside professional service provider) maintain an office;

The undersigned agrees that with regard to the foregoing provision, (i) this Support Agreement is entered into in connection with the sale to ViewPoint of the goodwill of the business of Legacy and its subsidiaries, (ii) this Support Agreement is ancillary to the Merger Agreement, (iii) the undersigned is receiving valuable consideration in the Merger Agreement for this Support Agreement, and (iv) the limitations as to time, geographical area, and scope of activity to be restrained by this Support Agreement are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests that ViewPoint is acquiring from Legacy and its subsidiaries;

This Support Agreement creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to ViewPoint, as the successor to Legacy, and to ViewPoint’s subsidiaries and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition. The undersigned may not avoid the purpose and intent of this Support Agreement by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods;

(d)    Agrees that the undersigned is familiar with confidential business information and trade secrets of Legacy and its subsidiaries, including without limitation, customer lists and information, account lists, and other business plans and information, and salary, pay scale, capabilities, experiences, skill and desires of the employees of Legacy and its subsidiaries (the “Confidential Information”). The Confidential Information does not include any information that (i) is generally available to and known by the public, (ii) was available on a non-confidential basis from a source other than Legacy or any of its subsidiaries, or (iii) was independently acquired or developed without violating any laws or obligations under this Support Agreement. The undersigned agrees to maintain the confidentiality of the Confidential Information for a period of five years following the effectiveness of the Merger and not use such Confidential Information for any purpose during such five year period; and

(e)    Represents that the undersigned has the capacity to enter into this Support Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with

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its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

Nothing herein shall impose any obligation on the undersigned to take any action or omit to take any action in his or her capacity as a member of the Board of Directors or as an officer of Legacy or any of its subsidiaries. This Support Agreement is being entered into by the undersigned solely in his or her capacity as a shareholder of Legacy.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

If any provision of this Support Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Support Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court determines that any provision is invalid, void or unenforceable, it is the express intention of the undersigned that such provision be enforced to the maximum extent permitted.

This Support Agreement shall be governed and construed in accordance with the laws of the State of Texas applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

The undersigned intends to be legally bound hereby.

Sincerely,

[Name]

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